Exhibit 10.2

Execution Version

MSA SAFETY INCORPORATED

$100,000,000

2.69% Series A Senior Notes due July 1, 2036

Up to $200,000,000 (or the equivalent in Applicable Currencies)

Private Shelf Facility

SECOND AMENDED AND RESTATED MASTER NOTE FACILITY

Dated as of July 1, 2021

i

(continued)

(continued)

(continued)

INFORMATION SCHEDULE – AUTHORIZED OFFICERS

SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

EXHIBIT 1-A	—	FORM OF 2.69% SERIES A SENIOR NOTE DUE 2036

EXHIBIT 1-B	—	FORM OF SHELF NOTE

EXHIBIT 2	—	FORM OF REQUEST FOR PURCHASE

EXHIBIT 3	—	FORM OF CONFIRMATION OF ACCEPTANCE

EXHIBIT 10.10	—	FORM OF NOTE GUARANTEE

EXHIBIT 11.1(d)	—	FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

SCHEDULE 6.2	—	SUBSIDIARIES

SCHEDULE 6.12	—	ERISA COMPLIANCE

SCHEDULE 11.1	—	EXISTING INDEBTEDNESS

SCHEDULE 11.2	—	EXISTING LIENS

SCHEDULE 11.3	—	EXISTING GUARANTIES

SCHEDULE 11.4	—	PERMITTED INVESTMENTS

SCHEDULE 11.8	—	EXCLUDED SUBSIDIARIES

MSA SAFETY INCORPORATED

1000 Cranberry Woods Drive

Cranberry Township, Pennsylvania 16066

$100,000,000 2.69% Series A Senior Notes due 2036

Up to $200,000,000 (or the equivalent in Applicable Currencies) Master Note Facility

As of July 1, 2021

To Each of the Purchasers of the Series A Notes Listed

      In Schedule A Hereto (each a “Series A Purchaser”)

To NYL Investors LLC (“New York Life”)

To Each other New York Life Affiliate which Becomes

      Bound by this Agreement as hereinafter provided

      (together with the Series A Purchasers, each, a “Purchaser”

      and collectively, the “Purchasers”)

Ladies and Gentlemen:

MSA SAFETY INCORPORATED, a Pennsylvania corporation (together with its successors and assigns, the “Company”), hereby agrees with New York Life and each of the Purchasers as set forth below.

Subject to the terms and conditions hereof, the Company and the Purchasers desire to enter into this Agreement to (a) amend and restate the Existing Master Note Facility, (b) provide for the issuance and sale of $100,000,000 in aggregate principal amount of the Company’s 2.69% Series A Senior Notes due 2036 on the Restatement Effective Date and (c) provide for the issuance of additional Shelf Notes from time to time as provided herein.

1.	BACKGROUND; AMENDMENT AND RESTATEMENT; CONSENTS.

1.1.    Original Master Note Facility. The Company and New York Life previously entered into that certain Master Note Facility dated as of June 2, 2014, as amended by that certain Amendment No. 1 to Master Note Facility dated as of December 11, 2015 (as so amended, the “Original Master Note Facility”) pursuant to which the Company previously authorized the issuance and sale of up to $100,000,000 in aggregate principal amount of its senior promissory notes (the “Original Shelf Notes”) from time to time upon the terms and subject to the conditions set forth in the Original Master Note Facility (the “Original Facility”). No such Original Shelf Notes were issued under the Original Facility established thereunder.

On the First Restatement Date, the Original Master Note Facility was amended and restated in its entirety pursuant to the terms of that certain Amended and Restated Master Note Facility (the “Existing Master Note Facility”). Pursuant to the terms of the Existing Master Note Facility, the

Company authorized the issuance and sale of its additional senior promissory notes from time to time in an aggregate principal amount up to the Available Facility Amount (as defined below) at such time upon the terms and subject to the conditions set forth in the Existing Master Note Facility. No Notes have been issued pursuant to the Existing Master Note Facility prior to the Restatement Effective Date.

1.2.    Amendment and Restatement of Existing Master Note Facility. Effective on the Restatement Effective Date upon satisfaction of the conditions set forth in Section 5, this Agreement shall, and hereby does, amend, restate and replace in its entirety the Existing Master Note Facility which, as so amended and restated by this Agreement, continues in full force and effect without rescission or novation thereof. The parties hereto hereby acknowledge and agree that the amendments to the Existing Master Note Facility set forth herein could have been effected through an agreement or instrument amending such agreements, and for convenience, the parties hereto have agreed to restate the terms and provisions of the Existing Master Note Facility, as amended hereby, pursuant to this Agreement.

1.3.    Authorization of Issue of New Series A Notes. In connection with the execution and delivery of this Agreement on the Restatement Effective Date, the Company is authorizing the issue and sale of $100,000,000 aggregate principal amount of its 2.69% Series A Senior Notes due July 1, 2036 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Series A Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 14). The Series A Notes shall be substantially in the form set out in Exhibit 1-A.

1.4.    Defined Terms. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.	SALE AND PURCHASE OF SERIES A NOTES.

On the Restatement Effective Date, the Company will issue and sell to each Series A Purchaser and each such Series A Purchaser will purchase from the Company Series A Notes in the principal amount specified opposite such Series A Purchaser’s name in Schedule A at a purchase price equal to 100% of the principal amount thereof in accordance with Section 4 hereof. The Series A Purchasers’ obligations hereunder are several and not joint obligations and no Series A Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Series A Purchaser hereunder.

3.	UNCOMMITTED NOTE FACILITY.

3.1.    Authorization of Issue of Shelf Notes. The Company may, from time to time and in accordance with the terms of this Agreement, authorize the issue of its senior promissory notes (the “Shelf Notes”, such term to include any such notes issued in substitution thereof pursuant to Section 14) in the aggregate principal amount of up to $200,000,000 (including the equivalent in Applicable Currencies), to be dated the date of issue thereof, to mature, in the case of each Note so issued, no more than 15 years after the date of original issuance thereof, to have an average life, in the case of each Note so issued, of no more than 13 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, to be in the Applicable Currency and to have such other particular terms, as shall be set forth, in the case of each Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 3.6, and to be substantially in the form of Exhibit 1-B attached hereto. The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment dates, (vi) the same currency specification, and (vii) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

3.2.    Sale and Purchase of Shelf Notes.

(a)     Facility. New York Life is willing to consider, in its sole discretion and within limits which may be authorized for purchase by New York Life and New York Life Affiliates from time to time, the purchase of Notes pursuant to this Agreement. The willingness of New York Life to consider such purchase of Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in Section 3.1 (including the equivalent in Applicable Currencies as determined in accordance with this Section 3.2), minus the aggregate principal amount of Notes purchased and sold pursuant to this Agreement (including, without limitation, the Series A Notes) prior to such time and outstanding at such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. For the avoidance of doubt, the Available Facility Amount shall be increased by the principal amount of any Series A Notes or other outstanding Series of Shelf Notes which is repaid or prepaid prior to the expiration of the Issuance Period. For purposes of determining the Available Facility Amount from time to time under the Agreement, all aggregate principal amounts of Notes and Accepted Notes shall be calculated in Dollars; with the aggregate amount of any Notes denominated or Accepted Notes to be denominated in any Applicable Currency other than Dollars being converted to Dollars at the rate of exchange used by New York Life to calculate the Dollar equivalent at the time of the applicable Acceptance on any Acceptance Day under Section 3.2(f). NOTWITHSTANDING THE WILLINGNESS OF NEW YORK LIFE TO CONSIDER PURCHASES OF NOTES BY NEW YORK LIFE AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER NEW YORK LIFE NOR ANY NEW YORK LIFE AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY NEW YORK LIFE OR ANY NEW YORK LIFE AFFILIATE.

(b)    Issuance Period. Notes may be issued and sold pursuant to this Agreement until the earlier of (i) July 1, 2024 (or if such date is not a Business Day, the Business Day next preceding such date) and (ii) the thirtieth day after New York Life shall have given to the Company, or the Company shall have given to New York Life, a written notice stating that it elects to terminate the issuance and sale of Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

(c)    Periodic Spread Information. On any Business Day during the Issuance Period and when an Available Facility Amount exists, the Company may request by e-mail or telephone to New York Life, and New York Life will, to the extent reasonably practicable, provide to the Company on that Business Day (if such request is received not later than 9:30 A.M. New York City local time) or on the following Business Day (if such request is received after 9:30 A.M. New York City local time) information by e-mail or telephone with respect to various spreads at which New York Life Affiliates might be interested in purchasing Notes of different average lives. The Company, however, will not make such a request more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and New York Life. The amount and content of information to be provided is in the sole discretion of New York Life, but it is the intent of New York Life to provide information that will be of use to the Company in determining whether to submit a Request for Purchase under Section 3.2(d). The delivery of the information requested is not an offer to purchase Notes, and neither New York Life nor any New York Life Affiliate is obligated to purchase Notes at the spread specified. New York Life may suspend or terminate providing information pursuant to this Section 3.2(c) for any reason in its sole discretion, including its determination that the credit quality of the Company has declined since the Restatement Effective Date.

(d)    Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to New York Life by e-mail, telecopier or overnight delivery service, and shall (i) specify the currency (which shall be an Applicable Currency) of the Notes covered thereby, (ii) specify the aggregate principal amount of Notes covered thereby, which shall not be less than $5,000,000 (or its equivalent in another Applicable Currency as determined in good faith by the Company at the time such Request for Purchase is made) and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (iii) specify the principal amounts, final maturities and principal prepayment dates and amounts of the Notes covered thereby, (iv) specify whether the interest payments on such Notes are to be made quarterly or semi-annually in arrears, (v) specify the use of proceeds of such Notes and certify that such proceeds shall not be used for the purpose of financing a Hostile Tender Offer, (vi) specify the proposed day for the closing of the purchase and sale of such Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 20 days after the making of such Request for Purchase (unless otherwise agreed by the Company and New York Life), (vii) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Notes are to be transferred on the Closing Day for such purchase and sale, (viii) certify that the representations and warranties contained in Section 6 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (ix) be substantially in the form of Exhibit 2 attached hereto. Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by New York Life.

(e)    Spread Quotes. Not later than five Business Days after the Company shall have given New York Life a Request for Purchase pursuant to Section 3.2(d), New York Life may, but shall be under no obligation to, provide to the Company by telephone or e-mail, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as New York Life may elect) quotes for interest rate spreads for the several currencies, principal amounts (or the approximate Sterling Equivalent, Euro Equivalent, Canadian Dollar Equivalent or Australian Equivalent in the case of Notes to be denominated in Sterling, Euros, Canadian Dollars or Australian Dollars, as the case may be, as estimated by New York Life pursuant to the last sentence of this Section 3.2(e)), maturities, principal prepayment schedules and interest payment periods of Notes specified in such Request for Purchase (each such interest rate quote provided in response to a Request for Purchase herein called a “Quotation”). Each Quotation shall represent the interest rate spread per annum payable on the outstanding principal balance of such Notes at which New York Life or a New York Life Affiliate would be willing to purchase such Notes at 100% of the principal amount thereof and, with respect to such interest rate, shall detail the spread (expressed in basis points), over the yield to maturity (a) in the case of Notes to be denominated in Dollars, on the on-the-run U.S. treasury security with a maturity corresponding to the average life of such Notes or in the absence of a single such U.S. treasury security, over the linearly interpolated yield to maturity on two such U.S. treasury securities with maturities on either side of the average life of such Notes (such single U.S. treasury security or two such U.S. Treasury securities being herein referred to as the “Designated Treasuries”), (b) in the case of Notes to be denominated in Sterling, on the on-the-run U.K. gilt-edged security with a maturity corresponding to the average life of such Notes or in the absence of a single such gilt-edged security, over the linearly interpolated yield to maturity on two U.K. gilt-edged securities with maturities on either side of the average life of such Notes (such single gilt-edged security or two gilt-edged securities being herein referred to as the “Designated Gilt(s)”), (c) in the case of Notes to be denominated in Euros, on the on-the-run benchmark German Bund with a maturity corresponding to the average life of such Notes or in the absence of a single such benchmark German Bund, over the linearly interpolated yield to maturity on two benchmark German Bund with maturities on either side of the average life of such Notes (such single German Bund or two German Bunds being herein referred to as the “Designated Euro Securities”), (d) in the case of Notes to be denominated in Canadian Dollars, on the on-the-run benchmark Canadian government bonds with a maturity corresponding to the average life of such Notes or in the absence of a single such benchmark Canadian government bond, over the linearly interpolated yield to maturity on two benchmark Canadian government bonds with maturities on either side of the average life of such Notes (such single Canadian government bond or two Canadian government bonds being herein referred to as the “Designated Canadian Securities”), and (e) in the case of Notes to be denominated in Australian Dollars, on the on-the-run benchmark Australian government bonds with a maturity corresponding to the average life of such Notes or in the absence of a single such benchmark Australian government bond, over the linearly interpolated yield to maturity on two benchmark Australian government bonds with maturities on either side of the average life of such Notes (such single Australian government bond or two Australian government bonds being herein referred to as the “Designated Australian Securities”). In the event that a Request for Purchase shall include a request for Notes denominated in Sterling, Euros, Canadian Dollars or Australian Dollars, the Quotation provided by New York Life shall also specify the Designated Gilt(s), Designated Euro Securities, Designated Canadian Securities or Designated Australian Securities, as the case may be, the proposed Closing Day and the rate of exchange used by New York Life in calculating the approximate Sterling Equivalent, Euro Equivalent, Canadian Dollar Equivalent or Australian Dollar Equivalent of the requested principal amount of such Note (it being understood that the final Sterling Equivalent, Euro Equivalent, Canadian Dollar Equivalent or Australian Dollar Equivalent, as the case may be, of such requested principal amount shall be determined by New York Life at the time the Company accepts the relevant Quotation pursuant to Section 3.2(f)).

(f)    Acceptance. By 11 A.M. on the next Business Day after New York Life provides a Quotation pursuant to Section 3.2(e) or such shorter period as New York Life may specify to the Company (such period, the “Acceptance Window”), an Authorized Officer of the Company may, subject to Section 3.2(g), elect to accept on behalf of the Company a Quotation as to not less than $5,000,000 (or its equivalent in another Applicable Currency as determined at the rate of exchange determined by New York Life at the time the Company accepts the relevant Quotation pursuant hereto) aggregate principal amount of the Notes specified in the related Request for Purchase. Such election must be made by an Authorized Officer of the Company notifying New York Life by telephone or e-mail within the Acceptance Window that the Company elects to accept a spread quote, specifying the Notes (each such Note being an “Accepted Note”) as to which such acceptance (the “Acceptance”) relates. By the close of business on the day of such Acceptance or as mutually agreed between such parties, the Company and New York Life shall agree on the interest rate for the Accepted Notes based on such spread quote. The day the Company notifies New York Life of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any Quotation as to which New York Life does not receive an Acceptance within the Acceptance Window or which do not result in an agreement as to an interest rate shall expire, and no purchase or sale of Notes hereunder shall be made based on any such expired Quotation. Subject to Section 3.2(g) and the other terms and conditions hereof, the Company agrees to sell to a New York Life Affiliate, and New York Life agrees to cause the purchase by a New York Life Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes, which purchase price shall be paid in the Applicable Currency in which such Notes are denominated. As soon as practicable following the Acceptance Day, the Company, New York Life and each New York Life Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 3 attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to New York Life within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, New York Life may at its election at any time prior to New York Life’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

(g)    Market Disruption. Notwithstanding the provisions of Section 3.2(f), any Quotation provided by New York Life pursuant to Section 3.2(e) shall expire if, prior to the time of an Acceptance on the interest rate for the Accepted Notes in accordance with Section 3.2(f), (i) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, or (ii) in the case of any Notes to be denominated in a currency other than Dollars, the markets for the relevant government securities of any Series of Notes specified in such Quotation (which (w) in the case of Notes to be denominated in Sterling, shall be U.K. gilt-edged securities, (x) in the case of Notes to be denominated in Euros, shall be the German Bunds, (y) in the case of Notes to be denominated in Canadian Dollars, shall be Canadian government bonds, and (z) in the case of Notes to be denominated in Australian Dollars, shall be Australian government bonds) or the spot and forward currency market, the financial futures market or the interest rate swap market shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading. No purchase or sale of Notes hereunder shall be made based on such expired Quotation. If the Company thereafter notifies New York Life of the Acceptance of any such Quotation, such Acceptance shall be ineffective for all purposes of this Agreement, and New York Life shall promptly notify the Company that the provisions of this Section 3.2(g) are applicable with respect to such Acceptance.

(h)    Fees.

(i)    [Reserved].

(ii)    Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day in an amount equal to 0.10% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day. Any Issuance Fee shall be payable in Dollars.

(iii)    Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale, an amount (herein called the “Delayed Delivery Fee”) equal to:

(A)    in the case of an Accepted Note denominated in Dollars, the product of (1) the amount determined by New York Life to be the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the investment rate per annum on an alternative Dollar investment of the highest quality selected by New York Life and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day from time to time fixed for the delayed delivery of such Accepted Note, (2) the principal amount of such Accepted Note, and (C) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360;

(B)    in the case of an Accepted Note denominated in a currency other than Dollars, the sum of (A) the product of (1) the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the arithmetic average of the Overnight Investment Rates on each day from and including the original Closing Day for such Accepted Note, (2) the principal amount of such Accepted Note, and (3) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360 (in case of any Accepted Note denominated in Euros) or 365 (in the case of any Accepted Note denominated in Sterling, Canadian Dollars or Australian Dollars) and (B) the reasonable costs and expenses (if any) incurred by such Purchaser or its affiliates with respect to any interest rate, currency exchange or similar agreement entered into by the Purchaser or any such affiliate in connection with the delayed closing of such Accepted Notes. The portion of the Delayed Delivery Fee described in clause (c)(ii)(A) shall be paid in the currency in which the Accepted Notes are denominated.

In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 4.3.

(iv)    Cancellation Fee. If the Company at any time notifies New York Life in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if New York Life notifies the Company in writing under the circumstances set forth in the last sentence of Section 3.2(f) or the penultimate sentence of Section 4.3 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than one day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) equal to:

(A)    the product of (A) the principal amount of such Accepted Note and (B) the quotient (expressed in decimals) obtained by dividing (y) the excess of the ask price (as determined by New York Life) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by New York Life) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (z) such bid price, with the foregoing bid and ask prices as reported by Tradeweb LLC, or if such information ceases to be available through Tradeweb LLC, any publicly available source of such market data selected by New York Life, and rounded to the second decimal place; plus

(B)    in the case of an Accepted Note denominated in a currency other than Dollars, the aggregate of all unwinding costs incurred by such Purchaser or its affiliates on positions executed by or on behalf of such Purchaser or such affiliates in connection with the proposed lending in such currency and setting the coupon in such currency (including replacement positions entered into for purposes of achieving short form hedge account treatment under FAS133), provided, however, that any gain realized upon the unwinding of any such positions shall be offset against any such unwinding costs. Such positions include (without limitation) currency and interest rate swaps, futures and forwards, government bond (including U.S. Treasury bond) hedges and currency exchange contracts, all of which may be subject to substantial price volatility. Such costs may also include (without limitation) losses incurred by such Purchaser or its affiliates as a result of fluctuations in exchange rates. All unwinding costs incurred by such Purchaser shall be reasonably determined by New York Life or its affiliate in accordance with generally accepted financial practice.

In no case shall the Cancellation Fee be less than zero.

4.	CLOSING.

4.1.    Restatement Closing. The amendment and restatement of the Existing Master Note Facility and the issuance and sale of the Series A Notes to be purchased by each Series A Purchaser, in each case as contemplated by this Agreement, shall occur at the offices of Akin Gump Strauss Hauer & Feld LLP, 1 Bryant Park, New York, NY 10036, at 10:00 A.M., New York time, at a closing (the “Restatement Closing”) on July 1, 2021 (the day of the Restatement Closing hereinafter referred to as the “Restatement Effective Date”). At the Restatement Closing the Company will deliver to each Series A Purchaser the Series A Notes to be purchased by such Series A Purchaser in the form of a single Series A Note (or such greater number of Series A Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Restatement Closing and registered in such Series A Purchaser’s name (or in the name of its nominee), against delivery by such Series A Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to the following account:

Bank Name:	JPMorgan Chase, New York, New York 10004
ABA Number:	021000021
SWIFT Code:	CHASUS33
Account Name:	MSA Safety Incorporated
Account Number:	227889711
Remittance:	Remit.Payment@msasafety.com
Note:	CTX or CCD+ formatting only

If at the Restatement Closing the Company shall fail to tender such Series A Notes to any Series A Purchaser as provided above in this Section 4.1, or any of the conditions specified in Section 5 shall not have been fulfilled to such Series A Purchaser’s satisfaction, such Series A Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment. The Restatement Closing and each Shelf Closing are hereafter sometimes each referred to as a “Closing”.

4.2.    Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Akin Gump Strauss Hauer & Feld LLP, 1 Bryant Park, New York, New York 10178, or at such other place as shall be specified in the directions of New York Life, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds in the Applicable Currency for such Notes for credit to the Company’s account specified in the Request for Purchase of such Notes.

4.3.    Rescheduled Facility Closings. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 4.2, or any of the conditions specified in Section 5 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify New York Life (which notification shall be deemed received by each Purchaser) in writing whether (a) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to New York Life (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 5 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 3.2(h)(iii) or (b) such closing is to be canceled. If a Rescheduled Closing Day is established in respect of Notes denominated in a currency other than Dollars, such Notes shall have the same maturity date, principal prepayment dates and amounts and interest payment dates as originally scheduled. In the event that the Company shall fail to give such notice referred to in the second preceding sentence, New York Life (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless New York Life shall have otherwise consented in writing.

5.	CONDITIONS TO RESTATEMENT CLOSING AND EACH SHELF CLOSING.

The agreement of New York Life and the Purchasers to enter into this Agreement amending and restating the terms of the Existing Note Purchase and Private Shelf Agreement on the

Restatement Effective Date and each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at any Closing for such Notes on or after the Restatement Effective Date is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at each such Closing, of the following conditions:

5.1.    Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the applicable Closing (except to the extent of changes caused by the transactions herein contemplated).

5.2.    Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing and after giving effect to (a) with respect to the Restatement Closing, the transactions contemplated by this Agreement on the Restatement Effective Date, and (b) with respect to any Closing, the issue and sale of the Notes on such Closing Day (and the application of the proceeds thereof as contemplated by Section 6.7), as applicable, no Default or Event of Default shall have occurred and be continuing (assuming for purposes of the Restatement Closing that Sections 10 and 11 were applicable and in effect from the date of this Agreement through the Restatement Effective Date).

5.3.    Compliance Certificates.

(a)    Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 5.1, 5.2 and 5.6(b) and Section 5.11 (if applicable) have been fulfilled (including, in the case of Section 5.6(b), calculations in reasonable detail) and that there has been no event or condition that has resulted in or could reasonably be expected to have a Material Adverse Effect since December 31, 2020.

(b)    Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of an officer of each Obligor, dated the date of such Closing, (i) certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, the applicable Note Guarantee, this Agreement and the other Financing Documents to which such Obligor is a party (as applicable), (ii) certifying as to the names of the Responsible Officers authorized to sign the Financing Documents on behalf of such Obligor and their true signatures, (iii) attaching certified copies of such Obligor’s certificate of incorporation, certificate of formation or other constitutional documents, as applicable, certified as true and complete as of a date within 60 days of the date of such Closing by the Governmental Authority of the jurisdiction of organization of such Obligor, (iv) certifying as to the operating agreement, by-laws or other similar organizational documents of such Obligor, and (v) attaching a good standing or similar certificate dated as of a recent date from (A) the state or other jurisdiction of such Obligor’s organization or formation, as applicable, and (B) from each other state or other jurisdiction in which such Obligor is qualified to do business.

5.4.    Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a) from special counsel selected by the Company and reasonably acceptable to the Purchasers at such Closing, as special counsel for the Obligors covering such matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Akin Gump Strauss Hauer & Feld LLP, the Purchasers’ special counsel in connection with such transactions, covering such matters incident to the transactions contemplated hereby as such Purchaser may reasonably request.

5.5.    Lien Search.

Upon request of any Purchaser in connection with any Shelf Closing, such Purchaser shall have received a Lien search in acceptable scope and with results to the satisfaction of such Purchaser and, if applicable, evidence that all necessary termination statements, release statements and other releases in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable).

5.6.    Prudential Shelf Agreement.

(a)    With respect to the Restatement Closing, such Purchaser shall have received true, correct and complete copies of the following, each in form and substance reasonably satisfactory to such Purchaser and in full force and effect as of the Restatement Effective Date:

(i)    the Prudential Shelf Agreement, and

(ii)    the documentation providing for the subordination of the MSACL Promissory Notes to all Indebtedness under the Facility and such documentation shall be in form and substance satisfactory to such Purchaser.

(b)    With respect to the Restatement Closing, such Purchaser shall have received evidence reasonably satisfactory to such Purchaser that, on the Restatement Effective Date, (i) the Company has issued and sold to PGIM, Inc. or certain of its affiliates and managed funds and accounts $100,000,000 in aggregate principal amount of the Company’s 2.69% Series C Senior Notes due July 1, 2036 pursuant to the terms of the Prudential Shelf Agreement and (ii) the issuance and sale of such notes is permitted by Section 11.1(l) of this Agreement.

5.7.    Purchase of Notes Permitted By Applicable Law, Etc.

With respect to the Restatement Closing and each Shelf Closing thereafter, such Purchaser’s purchase of Notes at the Restatement Closing or such Shelf Closing, shall in each case (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

5.8.    Sale of Other Notes.

Contemporaneously with the Restatement Closing and each Shelf Closing thereafter, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Shelf Closing as specified in the applicable Confirmation of Acceptance.

5.9.    Payment of Fees.

(a)    Without limiting the provisions of Section 16.1, the Company shall have paid to New York Life and each Purchaser on or before such Closing any fees due it pursuant to or in connection with this Agreement, including any Issuance Fee due pursuant to Section 3.2(h)(ii) and any Delayed Delivery Fee due pursuant to Section 3.2(h)(iii), as applicable.

(b)    Without limiting the provisions of Section 16.1, the Company shall have paid on or before such Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 5.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.

5.10.    Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Series of Notes to be issued at such Closing.

5.11.    Changes in Corporate Structure.

With respect to the Restatement Closing only, following the date of the most recent financial statements referred to in Section 6.6, the Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity.

5.12.    Note Guarantee; Intercompany Subordination Agreement.

At the time of such Closing, (a) each Guarantor and any Additional Subsidiary Guarantors shall have executed and delivered to such Purchaser a Note Guarantee in favor of the holders from time to time of the Notes, and such Note Guarantee shall be in full force and effect, and (b) the Company and each Guarantor shall have executed and delivered to such Purchaser the Intercompany Subordination Agreement, and such Intercompany Subordination Agreement shall be in full force and effect. On the applicable Closing Day, (x) each existing Guarantor as of such Closing Day shall have executed and delivered to such Purchaser a Confirmation and

Reaffirmation of Note Guarantees dated as of such Closing Day and in form and substance satisfactory to such Purchaser, and (y) the Company and each existing Guarantor as of such Closing Day shall have executed and delivered to such Purchaser a Confirmation and Reaffirmation of Intercompany Subordination Agreement dated as of such Closing Day and in form and substance satisfactory to such Purchaser.

5.13.    Funding Instruction Letter.

At least three Business Days prior to the Restatement Closing and each other Shelf Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming (a) the account name and number into which the purchase price for the applicable Notes is to be transferred, (b) the name and address of the depository bank maintaining such account, (c) such depository bank’s ABA number, and (d) the name and telephone number of a contact at the Company and the depository bank who can confirm the account details set out in such letter.

5.14.    Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

6.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Purchasers and the holders of the Notes recognize and acknowledge that the Company may supplement the following representations and warranties in this Section 6, including the Schedules related thereto, pursuant to a Request for Purchase; provided that no such supplement to any representation or warranty applicable to any particular Closing Day shall change or otherwise modify or be deemed or construed to change or otherwise modify any representation or warranty given on any other Closing Day or any determination of the falseness or inaccuracy thereof pursuant to Section 12(d). The Company represents and warrants to New York Life and each Purchaser that:

6.1.    Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.

Each Obligor and each Subsidiary of each Obligor (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (c) except where the failure to do so would not have a Material Adverse Effect, is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, (d) has full power to enter into, execute, deliver and carry out this Agreement and the other Financing Documents to which it is a party, to incur the Indebtedness contemplated by the Financing Documents and to perform its obligations under the Financing Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (e) is in compliance in all material respects with all applicable Laws (including Environmental Laws) applicable to it, except where the failure to do so would not have a Material Adverse Effect, and (f) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances, except Permitted Liens and except for such defects in title as could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default exists or is continuing.

6.2.    Subsidiaries and Owners; Investment Companies.

Schedule 6.2 states (a) the name of each of the Company’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary held by the Company and its Subsidiaries (the “Subsidiary Equity Interests”), and (b) the name of each holder of an Equity Interest in each such Subsidiary and the amount, percentage and type of such Equity Interest. The Company and each Subsidiary of the Company has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien (other than Permitted Liens or, in the case of any Foreign Subsidiary, any restriction imposed by local Law) and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Obligors or Subsidiaries of any Obligor is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940.

6.3.    Validity and Binding Effect.

This Agreement and each of the other Financing Documents that have been, or are being, executed as of such Closing (a) have been, or will be, duly and validly executed and delivered by each Obligor party thereto, and (b) constitute, or will constitute, legal, valid and binding obligations of each Obligor which is or will be a party thereto, enforceable against such Obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

6.4.    No Conflict; Material Agreements; Consents.

Neither the execution and delivery of this Agreement or the other Financing Documents by any Obligor nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will (a) contravene or breach any of the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Obligor, (b) contravene or violate any Law to which any Obligor or any of its Subsidiaries is subject or (c) constitute a default under or result in a breach of any material agreement or instrument or order, writ, judgment, injunction or decree to which any Obligor or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property of any Obligor or any of its Subsidiaries. There is no

default under such material agreement (referred to above) and none of the Obligors or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to have a Material Adverse Effect. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Financing Documents, other than those obtained and in full force and effect.

6.5.    Litigation.

Except as disclosed in the Company’s Annual Reports or Quarterly Reports filed with the Securities and Exchange Commission prior to the Restatement Effective Date, which documents are filed for public availability on the EDGAR website, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against any Obligor or any Subsidiary of such Obligor at law or in equity before any Governmental Authority which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. None of the Obligors or any Subsidiaries of any Obligor is in violation of any order, writ, injunction or any decree of any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

6.6.    Financial Statements.

(a)    Historical Statements. The Company has delivered to New York Life and each of the holders of the Notes copies of (i) a consolidated balance sheet of the Company as of the last day of the fiscal year of the Company most recently completed prior to the date as of which this representation is made or repeated (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, cash flows and shareholders’ equity of the Company for such year, all reported on by independent public accountants of recognized national standing and (ii) a consolidated balance sheet of the Company as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of the most recent fiscal year referenced in clause (i) above (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, cash flows and shareholders’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company (such financial statements being referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Company’s management, are correct and complete in all material respects and fairly represent in all material respects the consolidated financial condition of the Company and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to the absence of footnotes required by GAAP and normal year-end audit adjustments.

(b)    Absence of Material Adverse Effect. Since December 31, 2020, no Material Adverse Effect has occurred.

6.7.    Use of Proceeds; Margin Stock.

The Company will apply the proceeds of the sale of (a) the Series A Notes to refinance a portion of the purchase price paid in connection with the Bacharach Acquisition and for general corporate purposes, and (b) any Shelf Notes as set forth in the applicable Request for Purchase for such Shelf Notes. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer. None of the Obligors or any Subsidiaries of any Obligor engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of the Notes will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Obligors or any Subsidiary of any Obligor holds or intends to hold margin stock in such amounts that more than twenty five percent (25%) of the reasonable value of the assets of any Obligor or Subsidiary of any Obligor are or will be represented by margin stock.

6.8.    Full Disclosure.

Neither this Agreement nor any other Financing Document, nor any certificate, statement, agreement or other documents furnished to New York Life or the Purchasers in connection herewith or therewith (other than any financial projections provided pursuant to Section 8.1(l) and information of a general and economic nature or industry-specific nature), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

6.9.    Taxes.

All federal, state, local and other tax returns required to have been filed with respect to each Obligor and each Subsidiary of each Obligor have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

6.10.    Patents, Trademarks, Copyrights, Licenses, Etc.

Each Obligor and each Subsidiary of each Obligor owns or possesses all material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights (the “Intellectual Property”) necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Obligor or Subsidiary, without known possible, alleged or actual conflict with the rights of others.

6.11.    Insurance.

The properties of each Obligor and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Obligor and Subsidiary in accordance with prudent business practice in the industry of such Obligors and Subsidiaries.

6.12.    ERISA Compliance.

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)    Except as disclosed in Schedule 6.12, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan for the applicable plan year); (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(c)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 6.12(c) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 7.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser under this Agreement.

6.13.    [Reserved].

6.14.    Senior Debt Status.

The payment obligations of each Obligor under this Agreement, the Notes, the Note Guarantees and each of the other Financing Documents to which any Obligor is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Obligor, except Indebtedness of such Obligor to the extent secured by Permitted Liens.

6.15.    Solvency.

Before and after giving effect to the issuance and sale of the Notes hereunder in connection with any Shelf Closing, the Obligors, taken as a whole, are Solvent.

6.16.    Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Notes or any other Financing Document.

6.17.    Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of any of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

6.18.    Foreign Assets Control Regulations, Etc.

(a)    Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”), (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)    Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance in all material respects with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(c)    Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union.

(d)    To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder.

(e)    With respect to any issuance and sale of Notes in connection with any Shelf Closing, no part of the proceeds from the sale of such Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

6.19.    Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

6.20.    No Default.

Immediately prior to, and after giving effect to, the transactions contemplated by this Agreement and the other Financing Documents, no Default or Event of Default has occurred and is continuing.

7.	REPRESENTATIONS OF THE PURCHASERS.

7.1.    Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes purchased by it hereunder on the Closing Day for such issuance of Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Series A Notes or the Shelf Notes.

7.2.    Source of Funds.

Each Purchaser purchasing any Notes at the Restatement Closing or in connection with any Shelf Closing severally represents that as of the Restatement Effective Date or on the Closing Day for such issuance of Notes (or such later date on which such Purchaser purchased such Notes or hereafter acquires any Notes from any other Purchaser) at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by it hereunder:

(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)    the Source is a governmental plan; or

(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 7.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

8.	INFORMATION AS TO COMPANY.

8.1.    Financial and Business Information.

The Company shall deliver to New York Life and each holder of Notes that is an Institutional Investor:

(a)    Quarterly Statements — as soon as available and in any event within forty-five (45) calendar days after the end of each of the first three (3) fiscal quarters in each fiscal year of the Company, financial statements of the Company, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by a Senior Financial Officer of the Company as having been prepared in accordance with GAAP (subject to the absence of footnotes otherwise required by GAAP), consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year;

(b)    Annual Statements — as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, financial statements of the Company consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by PricewaterhouseCoopers LLP or such other firm of independent certified public accountants of nationally recognized standing selected by the Company, which certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur, and provided that to the extent the components of such consolidated financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements as they relate to such components) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Obligor under any of the Financing Documents;

(c)    SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice or proxy statement or similar document sent by the Company or any Subsidiary to its public securities holders generally, and (ii) any reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by the Company with the Securities and Exchange Commission which are not posted to the EDGAR website;

(d)    Notice of Default or Event of Default — promptly and in any event within five days after a Responsible Officer of the Company becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)    MSA Separateness. Promptly after a responsible officer of the Company becomes aware of the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against any Obligor or Subsidiary of any Obligor which involve a claim, or series of claims arising from the same underlying event, with respect to MSA or any other Person in the MSA Company Group and which could reasonably be expected to result in liabilities to an Obligor or a Subsidiary of any Obligor (other than a Person in the MSA Company Group) in excess of $25,000,000.00;

(f)    Employee Benefit Matters — promptly upon the occurrence thereof, written notice of any ERISA Event;

(g)    Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(h)    IFRS Reconciliations — at any time following the Company’s election to use IFRS in preparing the financial statements referred to herein, (i) concurrently with any delivery of financial statements under Sections 8.1(a) or 8.1(b) hereof, deliver a reconciliation between such statements prepared using IFRS and GAAP and (ii) if requested by the Required Holders, provide financial statements under Sections 8.1(a) and/or 8.1(b) hereof, prepared in accordance with both IFRS and GAAP;

(i)    Litigation — promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against any Obligor or Subsidiary of any Obligor which involve a claim or series of claims which could reasonably be expected to have a Material Adverse Effect;

(j)    Organizational Documents — promptly and in any event within five days of the execution thereof, a copy of any amendment to the organizational documents of any Obligor;

(k)    Erroneous Financial Information — promptly upon any such conclusion or determination, written notice of any conclusion by the Company or any determination by or advice from its accountants that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance;

(l)    Annual Budget — as soon as available, and in any event on or before March 1st of each fiscal year of the Company, a copy of the Company’s annual budget and any forecasts or projections of the Company for such fiscal year;

(m)    Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by New York Life or any holder that is an Institutional Investor, including (i) information readily available to the Company explaining the Company’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes, (ii) in the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 23.3) as to the period covered by any financial statements, financial statements, financial covenant calculations and other documents reasonably requested hereunder setting forth a reconciliation from GAAP (or IFRS, if applicable) with respect to such election, and (iii) financial statements, financial covenant calculations and other documents reasonably requested hereunder setting forth a reconciliation from GAAP (or IFRS, if applicable) after giving effect to changes resulting from the implementation of FASB ASC 842 (or IFRS 16, as applicable) or any similar accounting standard; and

(n)    MSA Affiliate Transaction Documents Amendments – prior to entering into any amendment, supplement or other modification to any MSA Affiliate Transaction Document, notice of any such amendment, together with a copy thereof.

8.2.    Officer’s Certificate.

Within fifteen (15) days of the delivery of each set of financial statements to New York Life or a holder of Notes pursuant to Section 8.1(a), and concurrently with the delivery of each set of financial statements to New York Life or a holder of Notes pursuant to Section 8.1(b), the Company shall deliver a certificate of a Senior Financial Officer setting forth:

(a)    Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 11.2, Section 11.6, Section 11.14 through Section 11.16 and any Additional Covenant incorporated into this Agreement pursuant to Section 10.9, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)    Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto;

(c)    Subsidiary Guarantees — a list of all Additional Subsidiary Guarantors as of the date of such certificate which have or are required pursuant to Section 10.10 of this Agreement to execute a Note Guarantee in respect of the Notes; and

(d)    MSA Reconciliation — a reconciliation from GAAP (or IFRS, if applicable) reflecting the adjustments necessary (as determined by the Required Holders in their sole discretion) to eliminate the accounts of the MSA Company Group.

8.3.    Visitation.

Subject to the rights of tenants and applicable health and safety laws, and except to the extent disclosure could reasonably be expected to contravene attorney-client privilege or similar protection or violate any bona fide confidentiality or privacy obligation owing to any third party or otherwise contravene applicable Law, the Company shall, and shall cause each of its Subsidiaries to, permit the representatives of New York Life and each holder of Notes that is an Institutional Investor (which shall be at the expense of the Company so long as any Notes are outstanding hereunder), to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as New York Life or any of such holders may reasonably request; provided that New York Life and each holder shall provide the Company with reasonable notice prior to any visit or inspection; and provided, further, that (i) absent an Event of Default, the Obligors shall only be required to pay for one (1) such visit and inspection in any twelve (12) month period and (ii) when an Event of Default exists New York Life and any holder of the Notes (or any of their representatives or independent contractors) may do any of the foregoing at the expense of the Obligors at any time during normal business hours without advance notice. In the event New York Life or any holder desires to conduct an audit of any Obligor, New York Life or such holder shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by New York Life or any other holder of Notes, as applicable.

8.4.    Electronic Delivery.

Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 8.1(a), (b), (c), (l) or (m) and Section 8.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(i)    such financial statements satisfying the requirements of Section 8.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 8.2 are delivered to New York Life and each holder of a Note by e-mail;

(ii)    the Company shall have timely filed its Form 10–Q or Form 10–K, within the time period specified in Section 8.1(a) or Section 8.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 8.2 available on its home page on the internet, which is located at http://www.msasafety.com as of the Restatement Effective Date;

(iii)    such financial statements satisfying the requirements of Section 8.1(a) or Section 8.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 8.2 or any items referred to in Section 8.1(l) or 8.1(m), as applicable, are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which New York Life and each holder of Notes has free access; or

(iv)    the Company shall have filed any of the items referred to in Section 8.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which New York Life and each holder of Notes has free access;

provided however, that in the case of any of clauses (ii), (iii) or (iv), the Company shall have given New York Life and each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 19, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

9.	PAYMENT AND PREPAYMENT OF THE NOTES.

9.1.    Required Prepayments; Maturity.

(a)    Series A Notes. On July 1, 2031 and on each July 1 thereafter to and including July 1, 2035, the Company will prepay $16,666,666.67 principal amount (or such lesser principal amount as shall then be outstanding) of the Series A Notes at par and without payment of the Make-Whole Amount or any premium; provided that upon any partial prepayment of the Series A Notes pursuant to Section 9.2, the principal amount of each required prepayment of the Series A Notes becoming due under this Section 9.1(a) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series A Notes is reduced as a result of such prepayment. The entire remaining unpaid principal balance of the Series A Notes shall be due and payable on July 1, 2036.

(b)    Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series, provided that upon any partial prepayment of the Shelf Notes of any Series pursuant to Section 9.2, the principal amount of each required prepayment of the Shelf Notes of such Series becoming due under this Section 9.1(b) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Shelf Notes of such Series is reduced as a result of such prepayment.

9.2.    Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series of Notes, in a principal amount of $1,000,000 in the case of Dollar-denominated Notes, £1,000,000 in the case of Sterling-denominated Notes, €1,000,000 in the case of Euro-denominated Notes, C$1,000,000 in the case of Canadian Dollar-denominated Notes and A$1,000,000 in the case of Australian Dollar-denominated Notes, and integral multiples of $100,000, £100,000, €100,000, C$100,000 and A$100,000, respectively, in excess thereof in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount and Swap Reimbursement Amount, if any, determined for the prepayment date with respect to such principal amount. The Company will give each holder of the Series of Notes to be prepaid written notice of each optional prepayment under this Section 9.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 9.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount and any Swap Reimbursement Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Series of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount and any Swap Reimbursement Amount as of the specified prepayment date.

9.3.    Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes of any Series pursuant to Section 9.1 or 9.2, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

9.4.    Maturity; Surrender, Etc.

In the case of each prepayment of Notes of any Series pursuant to this Section 9, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount and Swap Reimbursement Amount with respect thereto, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount and Swap Reimbursement Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

9.5.    Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

9.6.    Make-Whole Amount.

(a)    Make-Whole Amount with respect to Non-Swapped Notes. The term “Make-Whole Amount” means, with respect to any Non-Swapped Note of any Series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Non-Swapped Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, with respect to any Non-Swapped Note, the following terms have the following meanings:

“Called Principal” means, with respect to any Non-Swapped Note of any Series, the principal of such Non-Swapped Note that is to be prepaid pursuant to Sections 9.2 or 9.7 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Non-Swapped Note of any Series, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Non-Swapped Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Recognized Australian Government Bond Market Makers” means two internationally recognized dealers of Australian government bonds reasonably selected by New York Life or, in the event that neither New York Life nor any of its Affiliates holds any Notes, the Required Holders.

“Recognized British Government Bond Market Makers” means two internationally recognized dealers of gilt edged securities reasonably selected by New York Life or, in the event that neither New York Life nor any of its Affiliates holds any Notes, the Required Holders.

“Recognized Canadian Government Bond Market Makers” shall mean two internationally recognized dealers of Canadian government bonds reasonably selected by New York Life or, in the event that neither New York Life nor any of its Affiliates holds any Notes, the Required Holders.

“Recognized German Bund Market Makers” means two internationally recognized dealers of German Bunds reasonably selected by New York Life or, in the event that neither New York Life nor any of its Affiliates holds any Notes, the Required Holders.

“Reinvestment Yield” means:

(a)    with respect to the Called Principal of any Non-Swapped Note denominated in Dollars, 0.50% (50 basis points), plus the yield to maturity implied by (i) the yields reported as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets (“Bloomberg”) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded on-the-run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under the foregoing clause (i) or clause (ii), as the case may be, such implied yield will be determined, if necessary, by (A) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (B) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield will be rounded to that number of decimal places as appears in the coupon for the applicable Note.

(b)    with respect to the Called Principal of any Non-Swapped Note denominated in Euros, 0.50% (50 basis points), plus the yield to maturity implied by (i) the ask-side yields reported, as of 10:00 A.M. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PXGE” on Bloomberg (or such other display as may replace Page PXGE” on Bloomberg) for the benchmark German Bund having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported are not ascertainable, the average of the ask-side yields as determined by Recognized German Bund Market Makers. Such implied yield will be determined, if necessary, by (A) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (B) interpolating linearly between (1) the benchmark German Bund with the maturity closest to and greater than such Remaining Average Life and (2) the benchmark German Bund with the maturity closest to and less than such Remaining Average Life.

(c)    with respect to the Called Principal of any Non-Swapped Note denominated in Sterling, 0.50% (fifty basis points) plus the yield to maturity implied by (i) the ask-side yields reported, as of 10:00 A.M. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated “Page PXUK” on Bloomberg (or such other display as may replace “Page PXUK” on Bloomberg) for actively traded gilt-edged securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported are not ascertainable, the average of the ask-side yields as determined by Recognized British Government Bond Market Makers. Such implied yield will be determined, if necessary, by (A) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (B) interpolating linearly between (1) the actively traded gilt-edged security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded gilt-edged security with the maturity closest to and less than such Remaining Average Life.

(d)    with respect to the Called Principal of any Non-Swapped Note denominated in Canadian Dollars, 0.50% (fifty basis points) plus the yield to maturity implied by (i) the ask-side yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PXCA” on Bloomberg (or such other display as may replace “Page PXCA” on Bloomberg) for actively traded benchmark Canadian government bonds having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported are not ascertainable, the average of the ask-side yields for such securities as determined by Recognized Canadian Government Bond Market Makers. Such implied yield will be determined, if necessary, by (A) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (B) interpolating linearly between (1) the actively traded benchmark Canadian government bonds with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded benchmark Canadian government bonds with the maturity closest to and less than the Remaining Average Life of such Called Principal.

(e)    with respect to the Called Principal of any Non-Swapped Note denominated in Australian Dollars, 0.50% (fifty basis points) plus the yield to maturity implied by (i) the ask-side yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PXAU” on Bloomberg Financial Markets (or such other display as may replace “Page PXAU” on Bloomberg Financial Markets) for actively traded benchmark Australian government bonds having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported are not ascertainable, the average of the ask-side yields for such securities as determined by Recognized Australian Government Bond Market Makers. Such implied yield will be determined, if necessary, by (A)

converting quotations to bond-equivalent yields in accordance with accepted financial practice and (B) interpolating linearly between (1) the actively traded benchmark Australian government bonds with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded benchmark Australian government bonds with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Remaining Average Life” means, with respect to any Called Principal of any Non-Swapped Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Non-Swapped Note, all payments of such Called Principal and interest thereon (without giving effect to any increase in the applicable interest rate on any Non-Swapped Note as a result of the occurrence of an Acquisition Spike) that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Non-Swapped Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 9.2, 9.7 or 13.1.

“Settlement Date” means, with respect to the Called Principal of any Non-Swapped Note of any Series, the date on which such Called Principal is to be prepaid pursuant to Section 9.2 or 9.7 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

(b)    Make-Whole Amount with respect to Swapped Notes. The term “Make-Whole Amount” means, with respect to any Swapped Note, an amount equal to the excess, if any, of the Swapped Note Discounted Value with respect to the Swapped Note Called Notional Amount related to such Swapped Note over such Swapped Note Called Notional Amount, provided that the Make-Whole Amount may in no event be less than zero. All payments of Make-Whole Amount in respect of any Swapped Note shall be made in Dollars. For the purposes of determining the Make-Whole Amount with respect to any Swapped Note, the following terms have the following meanings:

“New Swap Agreement” means any cross-currency swap agreement pursuant to which the holder of a Swapped Note is to receive payment in Dollars and which is entered into in full or partial replacement of an Original Swap Agreement as a result of such Original Swap Agreement having terminated for any reason other than a non-scheduled prepayment or a repayment of such Swapped Note prior to its scheduled maturity. The terms of a New Swap Agreement with respect to any Swapped Note do not have to be identical to those of the Original Swap Agreement with respect to such Swapped Note.

“Original Swap Agreement” means, with respect to any Swapped Note, (x) a cross-currency swap agreement and annexes and schedules thereto (an “Initial Swap Agreement”) that is entered into on an arm’s length basis by the original purchaser of such Swapped Note (or any affiliate thereof) in connection with the purchase of such Swapped Note with a creditworthy leading dealer in the relevant foreign currency exchange market and relates to the scheduled payments by the Company of interest and principal on such Swapped Note, under which the holder of such Swapped Note is to receive payments from the counterparty thereunder in Dollars and which is more particularly described in the applicable Confirmation of Acceptance with respect to such Swapped Note, (y) any Original Swap Agreement that has been assumed or novated (without any waiver, amendment, deletion or replacement of any material economic term or provision thereof) by a holder of a Swapped Note in connection with a transfer of such Swapped Note and (z) any Replacement Swap Agreement; and a “Replacement Swap Agreement” means, with respect to any Swapped Note, a cross-currency swap agreement and annexes and schedules thereto with payment terms and provisions (other than a reduction in notional amount, if applicable) identical to those of the Initial Swap Agreement with respect to such Swapped Note that is entered into on an arm’s length basis by the holder of such Swapped Note with a creditworthy leading dealer in the relevant foreign currency exchange market in full or partial replacement (by amendment, modification or otherwise) of an Original Swap Agreement (or any subsequent Replacement Swap Agreement) in a notional amount not exceeding the outstanding principal amount of such Swapped Note covered by the Original Swap Agreement or Replacement Swap Agreement, as the case may be, that is being replaced by such Replacement Swap Agreement following a non-scheduled prepayment or a repayment of such Swapped Note prior to its scheduled maturity. Any holder of a Swapped Note that enters into, assumes, novates or terminates an Original Swap Agreement or Replacement Swap Agreement shall within a reasonable period of time thereafter deliver to the Company a notice confirming the assumption, novation or termination related thereto.

“Swap Agreement” means, with respect to any Swapped Note, an Original Swap Agreement or a New Swap Agreement, as the case may be.

“Swapped Note” means any Note that as of the applicable Closing Day (as indicated in the applicable Confirmation of Acceptance) is subject to a Swap Agreement. A “Swapped Note” shall no longer be deemed a “Swapped Note” at such time as the related Swap Agreement ceases to be in force in respect thereof, unless, and until, a Replacement Swap Agreement or a New Swap Agreement is entered into with respect to such Note.

“Swapped Note Called Notional Amount” means, with respect to any Swapped Note Called Principal of any Swapped Note, the payment in Dollars due to the holder of such Swapped Note under the terms of the Swap Agreement to which such holder is a party, attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled maturity date, provided that if such Swap Agreement is not an Original Swap Agreement, then the “Swapped Note Called Notional Amount” in respect of such Swapped Note shall not exceed the amount in Dollars which would have been due to the holder of such Swapped Note under the terms of the Original Swap Agreement to which such holder was a party (or if such holder was never party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of such Swapped Note was a party), attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled maturity date.

“Swapped Note Called Principal” means, with respect to any Swapped Note, the principal of such Swapped Note that is to be prepaid pursuant to Section 9.2 or Section 9.7 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

“Swapped Note Discounted Value” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note that is to be prepaid pursuant to Section 9.2 or Section 9.7 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires, the amount obtained by discounting all Swapped Note Remaining Scheduled Swap Payments corresponding to the Swapped Note Called Notional Amount of such Swapped Note from their respective scheduled due dates to the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Swapped Note is payable) equal to the Swapped Note Reinvestment Yield with respect to such Swapped Note Called Notional Amount.

“Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of (x) 0.50% (50 basis points) plus (y) the yield to maturity implied by (1) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg for the most recently issued actively traded on-the-run U.S. Treasury securities having a maturity equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date, or (2) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported for the latest day for which such yields have been so reported as of the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in U.S. Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for applicable U.S. Treasury securities having a constant maturity equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date.

In the case of each determination under clause (1) or (2), as the case may be, of the preceding paragraph such implied yield will be determined, if necessary, by

(A) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (B) interpolating linearly between (i) the applicable U.S. Treasury security with the maturity closest to and greater than the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount and (ii) the applicable U.S. Treasury security with the maturity closest to and less than such Swapped Note Remaining Average Life. The Swapped Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of such Swapped Note.

“Swapped Note Remaining Average Life” means, with respect to any Swapped Note Called Notional Amount, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (x) such Swapped Note Called Notional Amount into (y) the sum of the products obtained by multiplying (1) the principal component of each Swapped Note Remaining Scheduled Swap Payment with respect to such Swapped Note Called Notional Amount by (2) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Swapped Note Settlement Date with respect to the related Swapped Note Called Principal and the scheduled due date of such Swapped Note Remaining Scheduled Payments.

“Swapped Note Remaining Scheduled Payments” means, with respect to the Swapped Note Called Notional Amount relating to any Swapped Note, the payments due to the holder of such Swapped Note in Dollars under the terms of the Swap Agreement to which such holder is a party which correspond to all payments of the Swapped Note Called Principal of such Swapped Note corresponding to such Swapped Note Called Notional Amount and interest (without giving effect to any increase in the applicable interest rate on any Swapped Notes as a result of the occurrence of any Acquisition Spike) on such Swapped Note Called Principal (other than that portion of the payment due under such Swap Agreement corresponding to the interest accrued on the Swapped Note Called Principal to the Swapped Note Settlement Date) that would be due after the Swapped Note Settlement Date in respect of such Swapped Note Called Notional Amount assuming that no payment of such Swapped Note Called Principal is made prior to its originally scheduled payment date, provided that if such Swapped Note Settlement Date is not a date on which an interest payment is due to be made under the terms of such Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Swapped Note Settlement Date and required to be paid on such Swapped Note Settlement Date pursuant to Section 9.2, Section 9.7 or Section 13.1.

“Swapped Note Settlement Date” means, with respect to the Swapped Note Called Principal of any Swapped Note, the date on which such Swapped Note Called Principal is to be prepaid pursuant to Section 9.2 or Section 9.7 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

9.7.    Prepayment on a Change in Control.

(a)    Promptly upon becoming aware that a Change in Control has occurred, the Company shall give written notice of such fact (the “Company Notice”) to all holders of the Notes. The Company Notice shall (i) describe the facts and circumstances of such Change in Control in reasonable detail, (ii) refer to this Section 9.7 and the rights of the holders hereunder and state that a Change in Control has occurred, (iii) contain an offer by the Company to prepay the entire unpaid principal amount of Notes held by each holder, together with interest thereon to the prepayment date selected by the Company with respect to each Note, plus the Make-Whole Amount and the Swap Reimbursement Amount with respect thereto, which prepayment shall be on a date specified in the Company Notice and which date shall be a Business Day not less than 30 days and not more than 45 days after such Company Notice is given, (iv) request each holder to notify the Company in writing by a stated date (the “Change in Control Response Date”), which date is not less than 30 days after such holder’s receipt of the Company Notice, of its acceptance or rejection of such prepayment offer and (v) be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such Company Notice were the date of the prepayment), setting forth the details of such computation. If a holder does not notify the Company as provided above, then the holder shall be deemed to have accepted such offer.

(b)    Two Business Days prior to the prepayment date specified in the Company Notice, the Company shall deliver to each holder of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the prepayment date.

(c)    On the prepayment date specified in the Company Notice, the entire unpaid principal amount of the Notes held by each holder of Notes who has accepted such prepayment offer (in accordance with paragraph (a) above), together with interest thereon to the prepayment date with respect to each such Note and the Make-Whole Amount and the Swap Reimbursement Amount with respect thereto shall become due and payable.

9.8.    Swap Breakage. If any Swapped Note is prepaid pursuant to Section 9.2 or Section 9.7, or has become or is declared to be immediately due and payable pursuant to Section 13.1, then (a) any resulting Net Loss in connection therewith shall be reimbursed to the holder of such Swapped Note by the Company in Dollars upon any such prepayment or repayment of such Swapped Note (such amount payable herein referred to as the “Swap Reimbursement Amount”) and (b) any resulting Net Gain in connection therewith shall be deducted (i) from the Make-Whole Amount, if any, and any principal and interest to be paid to the holder of such Swapped Note by the Company upon any such prepayment or repayment of such Swapped Note pursuant to Section 9.2 or Section 9.7 at such time as no Event of Default is continuing, or (ii) in all other circumstances from the Make-Whole Amount, if any, to be paid to such holder of such Swapped Note by the Company upon any such repayment of such Swapped Note, provided that, in either case, the Make-Whole Amount in respect of such Swapped Note may not in any event be less than zero. Each holder of a Swapped Note shall be responsible for calculating its own Swap Breakage Amount in Dollars upon the prepayment or repayment of all or any portion of such Swapped Note, and such calculation as reported to the Company in reasonable detail shall be binding on the Company absent demonstrable error.

As used in this Section 9.8 with respect to any Swapped Note that is prepaid or accelerated: “Net Loss” means the amount, if any, by which the Swapped Note Called Notional Amount exceeds the sum of (x) the Swapped Note Called Principal plus (or minus in the case of an amount paid) (y) the Swap Breakage Amount received (or paid) by the holder of such Swapped Note; and

“Net Gain” means the amount, if any, by which the Swapped Note Called Notional Amount is exceeded by the sum of (x) the Swapped Note Called Principal plus (or minus in the case of an amount paid) (y) the Swap Breakage Amount received (or paid) by such holder. For purposes of any determination of any “Net Loss” or “Net Gain,” the Swapped Note Called Principal shall be determined by the holder of the affected Swapped Note by converting the Applicable Currency into Dollars at the current Applicable Currency/Dollar exchange rate, as determined as of 10:00 A.M. (New York City time) on the day such Swapped Note is prepaid or accelerated as indicated on the applicable screen of Bloomberg Financial Markets and any such calculation shall be reported to the Company in reasonable detail and shall be binding on the Company absent demonstrable error.

As used in this Section 9.8, “Swap Breakage Amount” means, with respect to the Swap Agreement associated with any Swapped Note, in determining the Net Loss or Net Gain, the amount that would be received (in which case the Swap Breakage Amount shall be positive) or paid (in which case the Swap Breakage Amount shall be negative) by the holder of such Swapped Note as if such Swap Agreement had terminated in whole or in relation to the occurrence of an event of default or an early termination under the ISDA 1992 Multi-Currency Cross Border Master Agreement or ISDA 2002 Master Agreement, as applicable (the “ISDA Master Agreement”); provided, that if such holder (or its predecessor in interest with respect to such Swapped Note) was, but is not at the time, a party to an Original Swap Agreement but is a party to a New Swap Agreement, then the Swap Breakage Amount shall mean the lesser of (x) the gain or loss (if any) which would have been received or incurred (by payment, through off-set or netting or otherwise) by the holder of such Swapped Note under the terms of the Original Swap Agreement (if any) in respect of such Swapped Note to which such holder (or any affiliate thereof) was a party (or if such holder was never a party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of a Swapped Note was a party) and which would have arisen as a result of the payment of the Swapped Note Called Principal on the Swapped Note Settlement Date and (y) the gain or loss (if any) actually received or incurred by the holder of such Swapped Note, in connection with the payment of such Swapped Note Called Principal on the Swapped Note Settlement Date, under the terms of the New Swap Agreement to which such holder (or any affiliate thereof) is a party. The holder of such Swapped Note will make all calculations related to the Swap Breakage Amount in good faith and in accordance with its customary practices for calculating such amounts under the ISDA Master Agreement pursuant to which such Swap Agreement shall have been entered into and assuming for the purpose of such calculation that there are no other transactions entered into pursuant to such ISDA Master Agreement (other than the Swap Agreement with respect to such Swapped Note).

The Swap Breakage Amount shall be payable in Dollars.

10.	AFFIRMATIVE COVENANTS.

The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:

10.1.    Preservation of Existence, Etc.

The Company shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, partnership or limited liability company, as the case may be, and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 11.5 and except, in the case of good standing, where such failure could not reasonably be expected to have a Material Adverse Effect.

10.2.    Payment of Liabilities, Including Taxes, Etc.

The Company shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that (i) such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, or (ii) the failure to pay any such liability would not constitute an Event of Default and would not reasonably be expected to have a Material Adverse Effect.

10.3.    Maintenance of Insurance.

The Company shall, and shall cause each Obligor and each of its Material Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent deemed prudent by the Company’s board of directors.

10.4.    Maintenance of Properties and Leases.

The Company shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties necessary to operate its business, and from time to time, the Company shall, and shall cause its Subsidiaries to, make or cause to be made all appropriate repairs, renewals or replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.5.    Keeping of Records and Books of Account.

The Company shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account which enable the Company and its Subsidiaries to issue consolidated financial statements in accordance with GAAP and as otherwise required by the applicable Laws of any Governmental Authority having jurisdiction over the Company or any Subsidiary of the Company, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

10.6.    Compliance with Laws; Use of Proceeds.

The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 10.6 if any failure to comply with any Law would not reasonably be expected to have a Material Adverse Effect. The Company shall, and shall cause each of its Subsidiaries to, use the proceeds of the Notes only in accordance with Section 6.7 and as permitted by applicable Law.

10.7.    Further Assurances.

The Company shall, from time to time, at its expense, do such other acts and things as each holder of Notes may reasonably request from time to time in order to exercise and enforce its rights and remedies thereunder.

10.8.    Delivery of Original Series A Notes. The Company shall provide to each Series A Purchaser manually signed counterpart signature pages to the Series A Notes purchased by such Series A Purchaser as soon as reasonably practicable following the Restatement Effective Date (but in any event within 15 days of the Restatement Effective Date).

10.9.    Most Favored Lender.

(a)    If at any time the Bank Credit Agreement, the Prudential Shelf Agreement or any other agreement evidencing Material Indebtedness shall include any financial covenant, undertaking, restriction, event of default or other provision (or any thereof shall be amended or otherwise modified) that provides for limitations on or measures of indebtedness, interest expense, fixed charges, net worth, stockholders’ equity or total assets, changes in control of the Company or transfers of interests in assets of the Company or any Subsidiary (however expressed and whether stated as a ratio, as a fixed threshold, as an event of default or otherwise) and such covenant, undertaking, restriction, event of default or provision is not contained in this Agreement or would be more beneficial to the holders of Notes than any analogous covenant, undertaking, restriction, event of default or provision contained in this Agreement (any such covenant, undertaking, restriction, event of default or provision, an “Additional Covenant”), then the Company shall provide a Most Favored Lender Notice to the holders of Notes. Thereupon, unless waived in writing by the Required Holders within five (5) Business Days of receipt of such notice by the holders of the Notes, such Additional Covenant (including any associated cure period) shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Additional Covenant became effective under the Bank Credit Agreement, the Prudential Shelf Agreement or such other agreement evidencing any Material Indebtedness, as applicable. Thereafter, upon the request of any holder of a Note, the Company shall enter into any additional agreement or amendment to this Agreement reasonably requested by such holder evidencing any of the foregoing.

(b)    Any Additional Covenant (including any associated cure period) incorporated into this Agreement pursuant to this Section 10.9 (herein referred to as an

“Incorporated Covenant”) (i) shall be deemed automatically amended herein to reflect any subsequent amendments made to such Additional Covenant (including any associated cure period) under the Bank Credit Agreement, the Prudential Shelf Agreement or such other agreement evidencing any Material Indebtedness, as applicable; provided that if any Default or an Event of Default then exists (including in respect of such Incorporated Covenant) and the amendment of such Additional Covenant would result in such Additional Covenant being less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time as no Default or Event of Default then exists) and (ii) shall be deemed automatically deleted from this Agreement at such time as such Additional Covenant is deleted or otherwise removed from the Bank Credit Agreement, the Prudential Shelf Agreement or such other agreement evidencing any Material Indebtedness (as applicable) or the Bank Credit Agreement, the Prudential Shelf Agreement or such other agreement evidencing any Material Indebtedness (as applicable) shall have been terminated, all commitments thereunder cancelled and all liabilities existing thereunder paid in full (other than unasserted contingent liabilities and obligations); provided that, if a Default or an Event of Default then exists (including in respect of such Incorporated Covenant), such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time as no Default or Event of Default then exists. Upon the request of the Company, the holders of Notes shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by the Company evidencing the amendment or deletion of any such Incorporated Covenant in accordance with the terms hereof. If any Person party to the Bank Credit Agreement, the Prudential Shelf Agreement or such other agreement evidencing any Material Indebtedness receives any remuneration, fee or other compensation as consideration for any amendment, waiver, modification, deletion or termination of any Additional Covenant that constitutes an Incorporated Covenant hereunder, such amendment, waiver, modification, deletion or termination shall not become effective under this Agreement unless the holders shall have received equivalent remuneration, fees or other compensation.

(c)    For the avoidance of doubt, all of the existing financial covenants in Sections 11.14, 11.15 and 11.16 as of the Restatement Effective Date shall remain in this Agreement regardless of whether any Additional Covenants are incorporated into this Agreement. Notwithstanding anything contained in this Section 10.9, in no event shall an Incorporated Provision amend or modify any financial covenant or other provision otherwise set forth herein (excluding any Incorporated Covenant added by operation of this Section 10.9) to make such provision less restrictive as to the Company or any Subsidiary than the corresponding provision set forth in this Agreement, as amended from time to time (without giving effect to this Section 10.9).

10.10.    Subsidiary Guarantors.

(a)    The Company shall promptly cause each Additional Subsidiary Guarantor to execute and deliver a Note Guarantee substantially in the form of Exhibit 10.10 hereto (with such modifications as may be required to reflect the legal requirements of the jurisdiction of formation of the relevant Subsidiary, including any modifications necessary to make the obligations of such guarantee agreement pari passu with the other unsecured and unsubordinated Indebtedness of such Subsidiary to the extent permitted under applicable law) or otherwise in form and substance reasonably satisfactory to the Required Holders.

(b)    The Company may, from time to time at its discretion and upon written notice from the Company to the holders of Notes, cause any of its Subsidiaries which are not otherwise Guarantors pursuant to Section 10.10(a) or otherwise to enter into a Note Guarantee substantially in the form of Exhibit 10.10 hereto (with such modifications as may be required to reflect the legal requirements of the jurisdiction of formation of the relevant Subsidiary, including any modifications necessary to make the obligations of such guarantee agreement pari passu with the other unsecured and unsubordinated Indebtedness of such Subsidiary to the extent permitted under applicable law) or otherwise in form and substance reasonably satisfactory to the Required Holders.

(c)    The delivery of a Note Guarantee by any Guarantor shall be accompanied by the following:

(i)    an Officer’s Certificate from such Guarantor confirming that (A) the representations and warranties of such Guarantor contained in such Note Guarantee are true and correct, and (B) the guarantee provided under the Note Guarantee would not cause any borrowing, guaranteeing or similar limit binding on the Guarantor to be exceeded;

(ii)    copies of the articles of association or certificate or articles of incorporation, bylaws, limited liability company operating agreement, partnership agreement and all other constitutive documents, of such Guarantor (as applicable), resolutions of the board of directors or other similar governing body (and, where applicable, the shareholders) of such Guarantor authorizing its execution and delivery of the Note Guarantee and the transactions contemplated thereby, and specimen signatures of authorized officers of such Guarantor (in each case, certified as correct and complete copies by the secretary or an assistant secretary (or an equivalent officer) of such Guarantor);

(iii)    a legal opinion, satisfactory in form, scope and substance to the Required Holders, of legal counsel to the effect that, subject to customary qualifications and assumptions, (A) such Guarantor is validly existing under the laws of its jurisdiction of formation and (if applicable in such jurisdiction) is in good standing, (B) such Note Guarantee has been duly authorized, executed and delivered by such Guarantor, (C) such Note Guarantee is enforceable in accordance with its terms, and (D) in the case of a Guarantor organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, the obligations of such Guarantor under such Note Guarantee rank at least pari passu with all of such Guarantor’s other unsecured and unsubordinated Indebtedness in an insolvency proceeding of such Guarantor (to the extent possible under applicable law) and are not subject to any legal or contractual limitations or restrictions that are not equally applicable to all other indebtedness for borrowed money of such Guarantor;

(iv)    a completed and executed joinder to the Intercompany Subordination Agreement in substantially the form attached as Exhibit A to the Intercompany Subordination Agreement; and

(v)    in the case of a Guarantor organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, evidence of the appointment of the Company as such Guarantor’s agent to receive, for it and on its behalf, service of process in the United States of America.

An original executed counterpart of each such Note Guarantee shall be delivered to New York Life and each holder of Notes promptly after the execution thereof.

11.	NEGATIVE COVENANTS.

The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:

11.1.    Indebtedness.

The Company shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness under the Financing Documents;

(b)    Existing Indebtedness as set forth on Schedule 11.1 (including any extensions, refinancings or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof that would otherwise be materially less favorable to the Obligors and their Subsidiaries, taken as a whole (other than fees, expenses, interest accrual and premiums incurred in connection with any such refinancing);

(c)    Indebtedness under (i) the Bank Credit Agreement in an aggregate principal amount not to exceed $900,000,000 at any time, (ii) the Bank Guarantees, (iii) the Prudential Shelf Agreement and the Prudential Shelf Notes in an aggregate principal amount not to exceed $335,000,000 at any time; and (iv) the Prudential Shelf Agreement Guarantees, in each case, as the same may be extended, renewed or refinanced;

(d)    Indebtedness of an Obligor to another Obligor which is subordinated pursuant to the Intercompany Subordination Agreement;

(e)    Indebtedness of an Obligor to an Excluded Subsidiary, provided that such Indebtedness to Excluded Subsidiaries does not exceed Three Hundred Million Dollars ($300,000,000.00) in the aggregate for all such Indebtedness to all such Excluded Subsidiaries at any time outstanding;

(f)    Indebtedness incurred with respect to Purchase Money Security Interests and Capital Leases;

(g)    Any (i) Currency Agreement, (ii) Lender Provided Interest Rate Hedge, (iii) Lender Provided Commodity Hedge, (iv) Interest Rate Hedge approved by the Administrative Agent or (v) Indebtedness under any Other Lender Provided Financial Services Product; provided, however, the Obligors and their Subsidiaries shall enter into any Currency Agreement, Lender Provided Interest Rate Hedge, Lender Provided Commodity Hedge or any other Interest Rate Hedge only for hedging (rather than speculative) purposes;

(h)    Indebtedness of an Excluded Subsidiary to an Excluded Subsidiary;

(i)    Guarantees permitted under Section 11.3 and transactions permitted by Section 11.4;

(j)    (i) The MSACL-MSA Safety Promissory Notes in an aggregate principal amount not to exceed $111,740,460.00, and (ii) the MSACL-MSAW Promissory Note in a principal amount not to exceed $26,700,000.00; provided that such MSACL Promissory Notes are subordinated to the Notes pursuant to documentation in form and substance satisfactory to the Required Holders;

(k)    Any Indebtedness not otherwise permitted in items (a) through (j) above which does not exceed Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate at any time outstanding, provided that the documentation relating to such Indebtedness does not result in covenants materially more restrictive, taken as a whole, on the Obligors than those set forth in the Financing Documents and, provided, further, that such Indebtedness shall only be permitted to be secured as and to the extent permitted under clause (xiii) of the definition of “Permitted Liens”; and

(l)    Any unsecured Indebtedness not otherwise permitted in items (a) through (k) above, so long as at the time incurred and immediately after giving effect thereto, the Company is in compliance with Sections 11.15 and 11.16 hereof on a pro forma basis; provided that the documentation relating to such Indebtedness does not contain covenants or events of default materially more restrictive, taken as a whole, on the Obligors than those set forth in this Agreement.

11.2.    Liens.

The Company shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens. Notwithstanding the foregoing, the Company shall not, and shall not permit any Subsidiary to, (a) grant any Liens securing Indebtedness outstanding under or pursuant to (x) the Bank Credit Agreement, (y) the Prudential Shelf Agreement or (z) any other agreement evidencing Material Indebtedness, in each case, unless and until the Notes (and any Guaranty delivered in connection therewith) shall be substantially concurrently secured equally and ratably with such Indebtedness pursuant to documentation in form and substance satisfactory to the Required Holders, or (b) grant any Liens securing the MSACL Promissory Notes.

11.3.    Guaranties.

The Company shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (a) Guaranties of Indebtedness of the Obligors and their respective Subsidiaries permitted under Section 11.1, (b) Guaranties that are in existence on the Restatement Effective Date and set forth on Schedule 11.3 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 11.3), (c) Guaranties of obligations that do not constitute Indebtedness of (i) Obligors and (ii) Foreign Borrowers (as defined in the Bank Credit Agreement), and (d) any unsecured Guaranty (including, but not limited to, Guarantees of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness in each case entered into in the ordinary course of business) not otherwise permitted by clauses (a) through (c) above, provided that the Indebtedness guaranteed under all such Guaranties at any time outstanding under this clause (d) does not exceed Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate at any time outstanding. Notwithstanding the foregoing, no Obligor shall, and no Obligor shall permit any Subsidiary to, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to the MSACL Promissory Notes (other than, for the avoidance of doubt, MSAW and MSA Safety Pittsburgh in respect of their direct obligations thereunder).

11.4.    Loan and Investments.

The Company shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any bonds, notes, securities or Equity Interests of, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(a)    trade credit extended on usual and customary terms in the ordinary course of business;

(b)    advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(c)    Permitted Investments;

(d)    loans, advances and investments in other Obligors;

(e)    Permitted Acquisitions;

(f)    [Reserved];

(g)    loans, advances and investments by Excluded Subsidiaries in other Excluded Subsidiaries;

(h)    transactions permitted under Section 11.1;

(i)    Permitted MSA Loans; and

(j)    loans, advances and investments not otherwise permitted in clauses (a) through (i) above in Excluded Subsidiaries and Joint Ventures in an amount, measured at the time any such loan, advance or investment is made, which shall not exceed, together with any Asset Disposition described in clause (a)(iii) of the definition thereof, Seven Hundred Fifty Million Dollars ($750,000,000.00) in the aggregate at any one time outstanding, which amount shall be calculated net of any Asset Disposition from a Foreign Subsidiary to the Company or any Domestic Subsidiary.

11.5.    Liquidations, Mergers, Consolidations, Acquisitions.

The Company shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or Equity Interests of any other Person; provided that

(a)    any Obligor other than the Company may consolidate or merge into another Obligor which is a Wholly-Owned Subsidiary of one or more of the other Obligors;

(b)    [Reserved];

(c)    any Obligor or any Subsidiary of an Obligor may acquire, whether by purchase or by merger, (x) all or substantially all of the Equity Interests of another Person or (y) all or substantially all of the assets of another Person or of a business or division of another Person (each a “Permitted Acquisition”), provided that, each of the following requirements is met:

(i)    if an Obligor is acquiring the Equity Interests in such Person, such Person shall, unless not required by Section 11.8 or Section 10.10 hereof, execute a Note Guarantee and such other documents set forth in Section 10.10 within thirty (30) Business Days after the date of such Permitted Acquisition (or such later date as may be agreed to by the Required Holders);

(ii)    no Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition; and

(iii)    in the case of a merger or consolidation involving an Obligor, such Obligor shall be the continuing and surviving entity; and

(d)    an Excluded Subsidiary that is not a Material Subsidiary may dissolve, liquidate and wind-up its affairs, so long as such dissolution, liquidation, or winding-up could not reasonably be expected to have a Material Adverse Effect.

(e)    Within five (5) Business Days following the consummation of the Bacharach Acquisition on the Restatement Effective Date, Bacharach Holdings Corp., a Delaware corporation, Viking Midco, LLC, a Delaware limited liability company, and Viking Acquireco, Inc., a Delaware corporation, may be merged with and into Viking

Topco, Inc., a Delaware corporation, through a series of successive merger transactions among such entities; provided that, immediately following such merger transactions, Viking Topco, Inc. (i) will be the surviving entity and shall have acquired all of the assets and liabilities of each such entity pursuant to such transactions and (ii) shall be a Wholly-Owned Subsidiary of MSA Advanced Detection, LLC. Following the consummation of such transactions, Viking Topco, Inc. will change its name to Bacharach Holdings Corp.

11.6.    Dispositions of Assets or Subsidiaries.

The Company shall not, and shall not permit any of its Subsidiaries to make any Asset Disposition, except Asset Dispositions where the Disposition Value of the property subject to such Asset Disposition, together with the aggregate Disposition Value of all property of the Company and its Subsidiaries that was subject of an Asset Disposition during the then current fiscal year of the Company, would not exceed ten percent (10.0%) of Consolidated Net Tangible Assets determined as of the end of the then most recently ended fiscal year of the Company; provided that, immediately after giving effect to such Asset Disposition, no Default or Event of Default would exist.

11.7.    Affiliate Transactions.

The Company shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with:

(a)     MSA or any other Person in the MSA Company Group, other than (i) pursuant to the MSACL Promissory Notes, (ii) transactions pursuant to the MSA Affiliate Transaction Documents, in each case in the ordinary course of business upon fair and reasonable arms-length terms and conditions which are fully disclosed to the holders of the Notes and are in accordance with all applicable Law, and (iii) any Permitted MSA Loans, or

(b)    any other Affiliate of any Obligor (including purchasing property or services from or selling property or services to any Affiliate of any Obligor) unless (i) such transaction involves the provision of corporate services by MSAW to the Company and its Subsidiaries, (ii) such transaction is solely between Obligors, (iii) such transaction is pursuant to the MSA Affiliate Transaction Documents, or (iv) such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arms-length terms and conditions no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arm’s length transaction and is in accordance with all applicable Law.

11.8.    Subsidiaries, Partnerships and Joint Ventures.

The Company shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly any Subsidiaries, other than (a) any Subsidiary which has executed a Note Guarantee on or prior to the Restatement Effective Date, (b) any Excluded Subsidiary as of the Restatement Effective Date, (c) any Domestic Subsidiary created, acquired or otherwise formed after the Restatement Effective Date in compliance with this Agreement (including, without limitation, Section 11.4), so long as, to the extent required pursuant to Section 10.10 hereof and the definition of “Additional Subsidiary Guarantor”, such Domestic Subsidiary has executed a Note Guarantee pursuant to Section 10.10 hereof; provided that, the Company shall deliver an update to Schedule 11.8 with respect to any such Domestic Subsidiary that is an Excluded Subsidiary; provided, further, that at the time such schedule update is delivered and after giving effect thereto, Domestic Subsidiaries which are Excluded Subsidiaries cannot exceed, in the aggregate for all such Subsidiaries, as of the most recent fiscal quarter of the Company, for the period of four (4) consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 8.1(b) (Annual Statements) or Section 8.1(a) (Quarterly Statements) (A) greater than ten percent (10.00%) of Consolidated EBITDA for such period or (B) greater than ten percent (10.00%) of Consolidated Total Assets as of such date, and (d) any Foreign Subsidiary created, acquired or otherwise formed after the Restatement Effective Date in compliance with this Agreement (including, without limitation, Section 11.4). Except as set forth in Schedule 11.8 and as permitted pursuant to Section 11.4 hereof, each of the Obligors shall not become or agree to become a party to a Joint Venture.

11.9.    Continuation of or Change in Business.

The Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the development, manufacturing, sales and administration of safety products and related items, substantially as conducted and operated by the Company and its Subsidiaries during the present fiscal year, and business substantially related, incidental or ancillary thereto.

11.10.    Fiscal Year.

The Company shall not, and shall not permit any Subsidiary of the Company to, change its fiscal year from the twelve month period beginning January 1 and ending December 31.

11.11.    Non-Consolidation of MSA.

The Company shall not, and shall neither cause nor permit any of its Subsidiaries to, take any action that would cause MSA to violate any of its separateness covenants contained in the MSA Governing Documents.

11.12.    Changes in Organizational Documents.

The Company shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate or articles of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in the event such change would be materially adverse to the holders of Notes, without obtaining the prior written consent of the Required Holders; provided that the Obligors may permit any of their Subsidiaries to amend in any respect its certificate or articles of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents if such amendment is required to effectuate a Permitted Acquisition (provided such Subsidiary shall remain a Wholly-Owned Subsidiary). The Company shall not permit MSA to amend in any respect the MSA Governing Documents as in effect on the Restatement Effective Date without obtaining the prior written consent of the Required Holders.

11.13.    Terrorism Sanctions Regulations.

(a)    Neither the Company nor any Controlled Entity will become a Blocked Person; (b) neither the Company nor any Controlled Entity, either in its own right or through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Blocked Person in violation of any U.S. Economic Sanctions; (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Blocked Person in violation of any U.S. Economic Sanctions; (iii) engage in any dealings or transactions prohibited by any U.S. Economic Sanctions; or (iv) make any payments to, a Sanctioned Country or Blocked Person in violation of any U.S. Economic Sanctions; provided, however, if a country in which the Company or any of its Subsidiaries does business or has assets is hereafter designated a Sanctioned Country, the Company or such Subsidiary shall have whatever time is allowed by law to discontinue such business or operations in such country, so long as such continued business or operations does not result in any liability for any holder of the Notes; (c) the funds used to repay the Notes will not be derived from any unlawful activity; (d) the Company and each Controlled Entity shall comply with all U.S. Economic Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws; and (e) the Company shall promptly notify the holders of the Notes in writing upon the occurrence of a Reportable Compliance Event.

11.14.    Minimum Fixed Charges Coverage Ratio.

The Company shall not permit the Fixed Charges Coverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) consecutive fiscal quarters then ended, to be less than 1.50 to 1.00.

11.15.    Priority Indebtedness.

The Company will not, at any time, permit Priority Indebtedness to exceed the greater of (a) $400,000,000 or (b) 15% of Consolidated Total Assets determined at such time.

11.16.    Maximum Net Leverage Ratio.

The Company shall not permit the Net Leverage Ratio calculated as of the end of each fiscal quarter of the Company for the period equal to four (4) consecutive fiscal quarters then ended, to exceed 3.50 to 1.00 or, during any Acquisition Period, 4.00 to 1.00 (stepping down to 3.50 to 1.00 as of the last day of the first fiscal quarter ending after the Acquisition Period); provided that during the continuance of any Acquisition Period, the interest rate applicable to the Notes shall increase by 0.125% (12.5 basis points) during the period from (and retroactive to) the first day of such Acquisition Period until the earlier of (i) to but excluding the first day immediately following the date on which the Company provides an Officer’s Certificate pursuant to Section 8.2 demonstrating that the Net Leverage Ratio for the four fiscal quarters of the Company then most recently ended did not exceed 3.50 to 1.0 and (ii) the last day of the Acquisition Period (such increase, the “Acquisition Spike”).

11.17.    Amendment, Etc. of Indebtedness.

The Company covenants and agrees that it shall not amend, modify or change in any manner any term or condition of any Indebtedness, including, but not limited to the Bank Credit

Agreement, the Prudential Shelf Agreement, the MSACL Promissory Notes or any agreement evidencing any Material Indebtedness, except for (a) any refinancing, refunding, renewal or extension thereof permitted by Section 11.1, (b) any increase in the Indebtedness permitted under the terms of any such Indebtedness and this Agreement, or (c) changes and amendments which (i) do not materially and adversely affect the rights and privileges or the interests of the holders of Notes under this Agreement or the Notes and (ii) are not materially more restrictive on the Obligors, taken as a whole, than those set forth in this Agreement. Without limiting the foregoing, the Company covenants and agrees that it will not, and will not permit its Subsidiaries or MSA to, amend, modify or change the subordination provisions set forth in any of the MSACL Promissory Notes without the prior written consent of the Required Holders, in their sole and absolute discretion; provided that, notwithstanding anything in this Section 11.17 or elsewhere in this Agreement to the contrary, the MSACL Promissory Notes may be amended (x) on or prior to the Restatement Effective Date, to subordinate such MSACL Promissory Notes to the Notes on the same terms that such MSACL Promissory Notes are subordinated to the Prudential Shelf Notes as contemplated hereby, and (y) in order to subordinate such MSACL Promissory Notes to any other Indebtedness of the Obligors or their Subsidiaries that is permitted to be incurred pursuant to Section 11.1 on the same terms that such MSACL Promissory Notes are subordinated to the Notes.

12.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)    the Company defaults in the payment of any principal, interest, Make-Whole Amount or Swap Reimbursement Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for payment or prepayment or by declaration or otherwise; or

(b)    the Company defaults in the performance of or compliance with any term contained in (i) Section 8.1(d), Section 8.3, Section 10.8 or Section 11; (ii) any Additional Covenant incorporated into this Agreement pursuant to Section 10.9 and such default is not remedied prior to the expiration of the associated cure period for such Additional Covenant; or (iii) any covenant contained in Section 8.1 (other than Section 8.1(c), (h), (j), (l) and (m)) and such default shall continue unremedied for a period of ten (10) days; or

(c)    the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 12(a) and (b)) or in any other Financing Document and such default is not remedied within thirty (30) days after the earlier of (i) a Responsible Officer of the Company obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 12(c)); or

(d)    any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any other Financing Document or by or on behalf of any Guarantor or by any officer of any Guarantor in connection with any Note Guarantee proves to have been false or incorrect in any material respect on the date as of which made; or

(e)    (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount, Swap Reimbursement Amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into Equity Interests or a voluntary redemption of such Indebtedness in accordance with its terms or the making of a change of control repurchase offer, provided such change of control offer is also made to the holders of the Notes pursuant to the provisions of Section 9.7), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

(f)    any Obligor or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(g)    a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Obligor or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Obligor or any of its Material Subsidiaries, or any such petition shall be filed against any Obligor or any of its Material Subsidiaries and such petition shall not be dismissed within 30 days; or

(h)    a final judgment or judgments for the payment of money aggregating in excess of an amount equal to $25,000,000 (or its equivalent in the relevant currency of payment) in the aggregate in excess of any valid and binding third party insurance coverage not in dispute shall be rendered against one or more of the Obligors and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

(i)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed 5% of Consolidated Net Worth, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(j)    (i) any default shall occur under any Note Guarantee or any Note Guarantee shall cease to be in full force and effect for any reason whatsoever (except as otherwise permitted hereunder and under such Note Guarantee), including, without limitation, a determination by any Governmental Authority that such Note Guarantee is invalid, void or unenforceable or (ii) the Company or any Guarantor shall contest or deny in writing the validity or enforceability of any Guarantor’s obligations under its Note Guarantee; or

(k)    any of the separateness covenants contained in the MSA Governing Documents shall cease to be enforceable in accordance with the respective terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or set aside or cease to provide for the separate corporate identity of MSA or MSA shall be substantively consolidated with the Company or any of its Subsidiaries; or

(l)    this Agreement, any Note or any other Financing Document shall cease to constitute a legal, valid and binding agreement enforceable against the party executing the same or such party’s successors and assigns (as permitted under such documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby; or

(m)    any of the Obligors’ or any of their Material Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter.

As used in Section 12(i), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

13.	REMEDIES ON DEFAULT, ETC.

13.1.    Acceleration.

(a)    If an Event of Default with respect to the Company described in Section 12(f) or (g) (other than an Event of Default described in clause (i) of Section 12(f) or described in clause (vi) of Section 12(f) by virtue of the fact that such clause encompasses clause (i) of Section 12(f)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)    If any Event of Default described in Section 12(a) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 13.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, without limitation, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount and the Swap Reimbursement Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount and any Swap Reimbursement Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

13.2.    Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

13.3.    Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 13.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount and Swap Reimbursement Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount and Swap Reimbursement Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts that have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

13.4.    No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 13, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1.    Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes. As of the Restatement Effective Date, after giving effect to the issuance and sale of the Series A Notes, the register maintained by the Company pursuant to this Section 14.1 is consistent with Schedule A hereto.

14.2.    Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other details for notices of each transferee of such Note or part thereof) within ten Business Days thereafter the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series as such surrendered Note in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1-A, in the case of a Series A Note, or in the form of Exhibit 1-B, in the case of a Shelf Note. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000 (or €100,000 in the case of Notes denominated in Euros, £100,000 in the case of Notes denominated in Sterling, C$100,000 in the case of Notes denominated in Canadian Dollars or A$100,000 in the case of Notes denominated in Australian Dollars), provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000, €100,000, £100,000, C$100,000 or A$100,000, as applicable. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 7.2.

14.3.    Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)    in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15.	PAYMENTS ON NOTES.

15.1.    Place of Payment.

Subject to Section 15.2, payments of principal, Make-Whole Amount and Swap Reimbursement Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York, at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

15.2.    Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount and Swap Reimbursement Amount, if any, and interest and all other amounts by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A (in the case of the Series A Notes) or as specified in such Purchaser’s Confirmation of Acceptance (in the case of a Shelf Note), or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

16.	EXPENSES, ETC.

16.1.    Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by New York Life, the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note or a party to this Agreement, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $5,000 per Series of Notes. The Company will pay, and will save New York Life, each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

16.2.    Survival.

The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding among New York Life, each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

18.	AMENDMENT AND WAIVER.

18.1.    Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1.2, 4, 5, 6, 7 or 22, or any defined term (as it is used therein), will be effective as to any Purchaser unless (i) in the case of Section 6 with respect to any issuance of Shelf Notes, reflected in a schedule to a Request for Purchase and accepted by such Purchaser as evidenced by a Confirmation of Acceptance, or (ii) otherwise consented to by such Purchaser in writing, (b) (i) with the written consent of New York Life (and without the consent of any other holder of Notes), the provisions of Section 2 or 3 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (ii) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 3 and 5 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes and (c) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 13 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount or Swap Reimbursement Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend Section 9, 12(a), 13, 18 or 21.

18.2.    Solicitation of Holders of Notes.

(a)    Solicitation. The Company will provide New York Life and each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable New York Life and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes, unless such proposed amendment, waiver or consent relates only to a specific Series of Accepted Notes which have not yet been purchased, in which case such information will only be required to be delivered to New York Life and the Purchasers which shall have become obligated to purchase Accepted Notes of such Series. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to New York Life and each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

18.3.    Binding Effect, Etc.

Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and New York Life or between the Company and the holder of any Note, nor any delay in exercising any rights hereunder or under any Note, shall operate as a waiver of any rights of New York Life or any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

18.4.    Notes Held by Company, Etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

19.	NOTICES.

Except to the extent otherwise provided in Section 8.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)    if to a Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A (in the case of the Series A Notes) or as specified by such Purchaser in its Confirmation of Acceptance (in the case of Shelf Notes), or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Senior Vice President and Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing, or

(iv)    if to New York Life, to New York Life at its address set forth in the addressee line to this Agreement to the attention of Private Capital Investors, with a copy sent via e-mail to FIIGLibrary@nylinvestors.com and a copy to Loyd Henderson, Managing Director, NYL Investors LLC, 51 Madison Avenue, 2nd Floor, New York, NY 10010, loyd_henderson@nylinvestors.com, or at such other address as New York Life shall have specified to the Company in writing.

Notices under this Section 19 will be deemed given only when actually received.

Notwithstanding anything to the contrary in this Section 19, any communication pursuant to Section 3 shall be made by the method specified for such communication in Section 3, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

20.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by New York Life or any Purchaser at any Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to New York Life or the holder of any Note, may be reproduced by New York Life or such holder by any photographic, photostatic, electronic, digital or other similar process and New York Life and such holder may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by New York Life or such holder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Company, New York Life or any holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 21, “Confidential Information” means information delivered to New York Life or any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by New York Life or such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to New York Life or such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by New York Life or such Purchaser or any Person acting on New York Life’s or such Purchaser’s behalf, (c) otherwise becomes known to New York Life or such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to New York Life or such Purchaser under Section 8.1 that are otherwise publicly available. New York Life and each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Person in good faith to protect confidential information of third parties delivered to such Person, provided that New York Life and such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over New York Life or such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to New York Life or such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which New York Life or such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent New York Life or such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 21.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement (including, without limitation, as contemplated by Section 8.4), New York Life, any Purchaser or any holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 21, this Section 21 shall not be amended thereby and, as between New York Life, such Purchaser or such holder and the Company, this Section 21 shall supersede any such other confidentiality undertaking.

22.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 7. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

23.	MISCELLANEOUS.

23.1.    Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

23.2.    Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 9.4 that notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount, Swap Reimbursement Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that, if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

23.3.    Accounting Terms and Covenant Calculations.

(a)    All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP.

(b)    Notwithstanding anything to the contrary herein, (i) for purposes of determining compliance with the covenants in this Agreement, any election by the Company or any Subsidiary to measure any portion of a non-derivative financial liability at fair value (as permitted by FASB ASC 825-10-25 (formerly known as FASB Statement No. 159) or any similar accounting standard), other than to reflect any hedging of such non-derivative financial liability (including both interest rate and foreign currency hedges), shall be disregarded and such determination shall be made as if such election had not been made; and (ii) any obligation that is not treated as Indebtedness for the purposes of GAAP and otherwise not included in the definition of “Indebtedness” as of the Restatement Effective Date shall not be treated as Indebtedness for purposes of this Agreement, in each case described in subclauses (i) and (ii) of this sentence notwithstanding any actual or proposed change in or application of GAAP after the Restatement Effective Date.

(c)    Notwithstanding the foregoing or the definition of “Capital Leases,” only those leases that would constitute Capital Leases in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Financing Document shall be made or prepared, as applicable, in accordance therewith; provided, that all financial statements required to be provided hereunder shall be prepared in accordance with GAAP without giving effect to the foregoing treatment of Capital Leases.

(d)    As used in this Agreement, accounting terms relating to the Company and its Subsidiaries not defined in Schedule A, and accounting terms partly defined in Schedule A, but only to the extent not so defined, shall have the respective meanings given to them under GAAP; provided, however, that all accounting terms used in Section 11 (and all defined terms used in the definition of any accounting term used in Section 11 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the Restatement Effective Date applied on a basis consistent with those used in preparing the Company’s audited consolidated year-end financial statements for the fiscal year ended December 31, 2020. In the event any change in GAAP after the Restatement Effective Date would affect the computation of any financial covenants set forth in this Agreement, and either the Company or the Required Holders shall so request, the holders of Notes and the Company shall negotiate in good faith to amend such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Company’s financial statements at that time; provided that, until so amended (i) such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Company shall provide to the holders of Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.

(e)    Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(f)    All accounting and other financial terms used in Section 11 (and all defined terms used in the definition of any accounting or other financial term used in Section 11) shall, notwithstanding anything in this Agreement to the contrary, be deemed to refer to the consolidated accounts of the Company and its consolidated subsidiaries, after giving effect to appropriate reconciliations reflecting the adjustments necessary (as determined by the Required Holders in their sole discretion) to eliminate the accounts of the MSA Company Group.

(g)    For all purposes under the Financing Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

23.4.    Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.5.    Construction, Etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

23.6.    Counterparts; Electronic Contracting.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of a facsimile or electronic transmission of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement. Delivery of an electronic signature to, or a signed copy of, this Agreement or any Note by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the Notes shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to this Agreement or any Note, the Company hereby shall provide such manually signed signature pages as soon as reasonably practicable (but in any event within 15 days of such request or such longer period as the requesting Purchaser and the Company may mutually agree).

23.7.    Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

23.8.    Jurisdiction and Process; Waiver of Jury Trial.

(a)    The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)    Nothing in this Section 23.8 shall affect the right of New York Life or any holder of a Note to serve process in any manner permitted by law, or limit any right that New York Life or the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(c)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

23.9.    Publicity.

The Company agrees that New York Life (and its Affiliates) may (a) refer to its (and their) role in originating the purchase of the Series A Notes from the Company and establishing the Facility, as well as the identity of the Company and the aggregate principal amount and issue date of the Series A Notes and the maximum aggregate principal amount of the Shelf Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.

23.10.    Obligation to Make Payment in Applicable Currency.

Any payment on account of an amount that is payable hereunder or under the Notes in the Applicable Currency which is made to or for the account of any holder of Notes in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the obligation of the Company under this Agreement or the Notes only to the extent of the amount of the Applicable Currency which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of the Applicable Currency that could be so purchased is less than the amount of the Applicable Currency originally due to such holder, the Company agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. If the amount of the Applicable Currency that could be so purchased is greater than the amount of the Applicable Currency originally due to such holder, such holder shall promptly remit to the Company such amount as will result in such holder being no better or worse off than if the amount of the Applicable Currency that could have been purchased is equal to the amount of the Applicable Currency originally due to such holder. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

23.11.    Determinations Involving Different Currencies.

(a)

For purposes of (i) determining the percentage ownership of Notes under the definition of “Required Holders”, (ii) determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding have approved or consented to any amendment, waiver or consent given under this Agreement or the Financing Documents, or have directed the taking of any action provided herein or therein to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding or (iii) any other determination of the requisite percentage of the principal amount of any Notes of more than one currency, the principal amount of any outstanding Notes denominated in a currency other than Dollars shall, solely for purposes of determining any such percentage or requisite principal amount, be deemed to have been converted into Dollars at the rate of exchange of Sterling into Dollars, Euros into Dollars, Canadian Dollars into Dollars and/or Australian Dollars into Dollars, as applicable, determined by New York Life at the time the Company accepted the relevant Quotation for such Notes pursuant to Section 3.2(e) (with respect to any issuance of Shelf Notes), notwithstanding any currency exchange rate fluctuations after such date.

(b)    For purposes of (i) allocating any partial prepayment of the Notes, and (ii) allocating any offer with respect to any partial prepayment of the Notes, the principal amount of any outstanding Notes denominated in a currency other than Dollars shall, for purposes of determining any such percentage or requisite principal amount, be deemed to have been converted into Dollars at the time that such prepayment, offer or determination is made at the exchange rate published in the Financial Times (or if such rates are no longer published by the Financial Times, such other publication or source as the Company and the Required Holders may reasonably agree) one Business Day prior to the date of any such prepayment, offer or determination.

*   *   *   *   *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

MSA SAFETY INCORPORATED

By:	/s/ Kenneth D. Krause
Name:	Kenneth D. Krause
Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Guarantor signatures omitted]

[Signature Page to Second Amended and Restated Master Note Facility]

This Agreement is hereby accepted

and agreed to as of the date thereof.

NYL INVESTORS LLC

By	/s/ Lloyd T. Henderson
Name:	Lloyd D. Henderson
Title:	Managing Director

NEW YORK LIFE INSURANCE COMPANY

By	/s/ Lloyd T. Henderson
Name:	Lloyd D. Henderson
Title:	Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
By:	NYL Investors LLC, its Investment Manager

By	/s/ Lloyd T. Henderson
Name:	Lloyd D. Henderson
Title:	Managing Director

LIFE INSURANCE COMPANY OF NORTH AMERICA
By:	NYL Investors LLC, its Investment Manager

By	/s/ Lloyd T. Henderson
Name:	Lloyd D. Henderson
Title:	Managing Director

[Signature Page to Second Amended and Restated Master Note Facility]

THE BANK OF NEW YORK MELLON, A BANKING CORPORATION ORGANIZED UNDER THE LAWS OF NEW YORK, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS TRUSTEE UNDER THAT CERTAIN TRUST AGREEMENT DATED AS OF JULY 1ST, 2015 BETWEEN NEW YORK LIFE INSURANCE COMPANY, AS GRANTOR, JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), AS BENEFICIARY, JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK, AS BENEFICIARY, AND THE BANK OF NEW YORK MELLON, AS TRUSTEE

By:	New York Life Insurance Company, its attorney-in-fact

By	/s/ Lloyd T. Henderson
Name:	Lloyd D. Henderson
Title:	Vice President

[Signature Page to Second Amended and Restated Master Note Facility]

SCHEDULE B

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptance” is defined in Section 3.2(f).

“Acceptance Day” is defined in Section 3.2(f).

“Acceptance Window” is defined in Section 3.2(f).

“Accepted Note” is defined in Section 3.2(f).

“Acquisition Period” means a period of four consecutive fiscal quarters of the Company beginning with a fiscal quarter during which the Company or its Subsidiaries consummates a Permitted Acquisition for which the aggregate consideration payable exceeds $100,000,000 (or its equivalent in Dollars as determined on the date such Permitted Acquisition is consummated), and including such fiscal quarter and the immediately three succeeding fiscal quarters. The Company may elect to designate in writing to the holders of the Notes the commencement of an Acquisition Period (which election shall be made prior to the last day of the fiscal quarter in which the relevant Permitted Acquisition is consummated.

“Acquisition Spike” is defined in Section 11.16.

“Additional Covenant” is defined in Section 10.9(a).

“Additional Subsidiary Guarantor” means, at any time, (a) each Subsidiary of the Company that guarantees, or agrees with the lender or noteholder counterparties (or is otherwise contractually obligated) to provide credit support for, all or any part of the obligations of the Company or any Domestic Subsidiary under, or in respect of, the Bank Credit Agreement or the Prudential Shelf Agreement, or (b) each Domestic Subsidiary that is a borrower, issuer or other obligor under, or in respect of, the Bank Credit Agreement or the Prudential Shelf Agreement.

“Administrative Agent” means the Administrative Agent so designated under the Bank Credit Agreement.

“Affiliate” means, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (b) with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests and (c) with respect to New York Life, shall include any managed account, investment fund or other vehicle for which New York Life or any New York Life Affiliate acts as investment advisor or portfolio manager. As used in this definition,

Schedule B-1

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary (including, without limitation, the proviso to the definition of “Subsidiary”), MSA and each other Person in the MSA Company Group shall be an Affiliate of the Company and its Subsidiaries.

“Agreement” is defined in Section 18.3.

“Anti-Corruption Laws” is defined in Section 6.18(c).

“Anti-Money Laundering Laws” is defined in Section 6.18(b).

“Applicable Currency” means (i) with respect to any Notes denominated in Dollars, Dollars, (ii) with respect to any Notes denominated in Euros, Euros, (iii) with respect to any Notes denominated in Sterling, Sterling, (iv) with respect to any Notes denominated in Canadian Dollars, Canadian Dollars, and (v) with respect to any Notes denominated in Australian Dollars, Australian Dollars.

“APR Manufacturing Agreement” ” means the APR Manufacturing Agreement, dated as of September 7, 2018, between MSA Safety Pittsburgh and MSA.

“Asset Disposition” means any Transfer except

(a)    any Transfer (i) from a Domestic Subsidiary to the Company or another Domestic Subsidiary, (ii) from a Foreign Subsidiary to the Company, a Domestic Subsidiary or another Foreign Subsidiary, or (iii) from the Company or any Domestic Subsidiary to any Foreign Subsidiary in an amount, measured at the time any such Transfer is made, which shall not exceed, together with any loans, advances and investments permitted under Section 11.4(j), $750,000,000.00 (which amount shall be calculated net of any Asset Disposition from a Foreign Subsidiary to the Company or a Domestic Subsidiary), in each case, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Event of Default or Default exists, and in the case of any Transfer described in clause (i), (ii) or (iii) above, immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Event of Default or Default exists;

(b)    any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer used or useful in the operation of the business of the Company or any of its Subsidiaries or that are obsolete;

(c)    any Transfer by the Company or any Subsidiary constituting a Permitted Investment;

(d)    non-exclusive licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property of the Company or any of its Subsidiaries in the ordinary course of business;

Schedule B-2

(e)    dispositions or discounts without recourse of accounts receivables in connection with the compromise or collection thereof in the ordinary course of business; and

(f)    leases and sub-leases and licenses and sub-licenses of property in the ordinary course of business.

“Australian Dollar” and “A$” means the lawful currency of Australia.

“Australian Dollar Equivalent” means the principal amount of Notes specified by the Company in a Request for Purchase (expressed in Dollars), converted into Australian Dollars at the rate of exchange determined by New York Life at the time the Company accepts the relevant Quotation pursuant to Section 3.2(f).

“Authorized Officer” means (i) in the case of the Company, its chief executive officer, its chief financial officer, any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to New York Life, and (ii) in the case of New York Life, any officer of New York Life designated as its “Authorized Officer” in the Information Schedule or any officer of New York Life designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a lawyer in its law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the Original Closing Date shall have been an Authorized Officer of the Company and whom New York Life in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of New York Life by any individual who on or after the Restatement Effective Date shall have been an Authorized Officer of New York Life and whom the Company in good faith believes to be an Authorized Officer of New York Life at the time of such action shall be binding on New York Life even though such individual shall have ceased to be an Authorized Officer of New York Life.

“Available Facility Amount” is defined in Section 3.2(a).

“Bacharach Acquisition” means the acquisition of Bacharach, Inc. and certain of its affiliated companies by MSA Advanced Detection, LLC pursuant to the terms of the Bacharach Acquisition Agreement.

“Bacharach Acquisition Agreement” means that certain Agreement and Plan of Merger, dated May 23, 2021, by and among the Company, MSA Advanced Detection, LLC, Cardinal Merger Subsidiary, Inc., Viking Topco, Inc. and Laurel Solutions Holdings LLC, as representative of Viking Topco’s stockholders.

“Bank Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of May 24, 2021, by and among the Company, each of the other borrowers from time to time party thereto, each of the guarantors from time to time party thereto, each of the Bank Lenders from time to time party thereto and PNC Bank, National Association, as Administrative Agent, as the same may be amended, restated, supplemented, modified, renewed, extended, replaced or refinanced from time to time to the extent permitted by the terms hereof.

Schedule B-3

“Bank Guarantee” means each Guaranty by any Subsidiary of the Company of the obligations of the Company or the other Borrowers under the Bank Credit Agreement.

“Bank Lender” means each financial institution that is a “Lender” under, and as defined in, the Bank Credit Agreement from time to time.

“Blocked Person” is defined in Section 6.18(a).

“Business Day” means:

(a)     other than as provided in clause (b) below, any day other than a Saturday, a Sunday or a day on which commercial banks in Pittsburgh, Pennsylvania or New York, New York are authorized or required to be closed; and

(b)     for purposes of Section 9.6 or with respect to any Shelf Closing or payment of Notes, (i) if with respect to Notes denominated in Dollars, a New York Business Day, (ii) if with respect to Notes denominated in Sterling, any day which is both a New York Business Day and a day on which commercial banks are not required or authorized to be closed in London, England, (iii) if with respect to Notes denominated in Euros, any day which is both a New York Business Day and a TARGET Day, (iv) if with respect to Notes denominated in Canadian Dollars, any day which is both a New York Business Day and a day on which commercial banks are not required or authorized to be closed in Toronto, Canada, and (v) if with respect to Notes denominated in Australian Dollars, any day which is both a New York Business Day and a day on which commercial banks are not required or authorized to be closed in Sydney, Australia.

“Canadian Dollar” and “C$” means the lawful currency of Canada.

“Canadian Dollar Equivalent” means the principal amount of Notes specified by the Company in a Request for Purchase (expressed in Dollars), converted into Canadian Dollars at the rate of exchange determined by New York Life at the time the Company accepts the relevant quote pursuant to Section 3.6.

“Cancellation Date” is defined in Section 3.2(h)(iv).

“Cancellation Fee” is defined in Section 3.2(h)(iv).

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP (but subject to Section 23.3(c) hereof).

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

Schedule B-4

“Change in Control” means (a) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (i) acquiring or having acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under such Act) of 50% or more of any outstanding class of Equity Interests having ordinary voting power in the election of the directors of the Company (other than the aggregate beneficial ownership of the Persons who are officers or directors of the Company on the Restatement Effective Date) or (ii) obtaining or having obtained the power (whether or not exercised) to elect a majority of the Company’s directors; or (b) any event constituting a “Change of Control” (or any term of similar import) under the Bank Credit Agreement or the Prudential Shelf Agreement.

“Change in Control Response Date” is defined in Section 9.7(a).

“CISADA” is defined in Section 6.18(a).

“Closing” is defined in Section 4.1.

“Closing Day” means, (a) with respect to the Series A Notes, the Restatement Effective Date, and (b) with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note; provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 4.3, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 3.2(h)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commodity Hedge” means a price protection agreement related to commodity products and entered into by the Company or its Subsidiaries for hedging purposes (and not for speculation).

“Company” is defined in the introductory sentence of this Agreement.

“Company Notice” is defined in Section 9.7(a).

“Confidential Information” is defined in Section 21.

“Confirmation of Acceptance” is defined in Section 3.2(f).

“Consolidated EBITDA” means, for any period of determination, an amount equal to the result of (a) the sum of Consolidated Net Income, plus (i) depreciation, (ii) amortization, (iii) other non-cash charges, non-cash expenses, or non-cash losses to net income (provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made), (iv) Interest Charges, (v) income tax expense, and (vi) non-recurring costs and expenses in connection with Permitted Acquisitions (not to exceed $30,000,000 in the aggregate for all Permitted Acquisitions) from and after

Schedule B-5

September 7, 2018, minus (b) non-cash credits or non-cash gains to net income, in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP. For purposes of determining Consolidated EBITDA, items related to Joint Ventures shall be excluded, except that cash dividends paid by any Joint Venture to the Company or a wholly-owned Subsidiary of the Company shall be included in Consolidated EBITDA. For purposes of calculating Consolidated EBITDA, (x) with respect to a business acquired by the Obligors pursuant to a Permitted Acquisition, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period and (y) with respect to a business liquidated, sold or disposed of by the Obligors pursuant to Section 11.5 or Section 11.6, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.

“Consolidated Funded Indebtedness” means, for any period of determination, (a) the principal balance of the Notes and all obligations of the Company and its Subsidiaries for borrowed money (including, without limitation, Capital Lease Obligations), plus (b) (without duplication) contingent liabilities related to letters of credit and guaranties of the Company and its Subsidiaries, in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP; provided that Consolidated Funded Indebtedness shall not include Indebtedness pursuant to the MSACL Promissory Notes.

“Consolidated Income Available for Fixed Charges” means for any period of determination, Consolidated Net Income for such period, plus all amounts deducted in the computation thereof on account of (a) Fixed Charges and (b) taxes imposed on or measured by income or excess profits, in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Net Income” means with respect to any period of determination, the net income (or loss) of the Company and its Subsidiaries for such period (taken as a cumulative whole), as determined and consolidated for the Company and its Subsidiaries in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at any time, the total amount of assets of the Company and its Subsidiaries at such date as determined and consolidated for the Company and its Subsidiaries in accordance with GAAP, minus (a) all applicable depreciation, amortization and other valuation reserves and (b) all goodwill, tradenames, trademarks, patents, unamortized debt premium or discount and expense and other like intangible assets of the Company and its Subsidiaries at such date determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Net Worth” means, at any time, (a) the sum of (i) the par value (or value stated on the books of the corporation) of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) of the Company and its Subsidiaries plus (ii) the amount of paid-in capital and retained earnings of the Company and its Subsidiaries, in each case as determined and consolidated as of such time for the Company and its Subsidiaries in accordance with GAAP, minus (b) to the extent included in clause (a) above, all amounts properly attributable to minority interests, if any, in the stock and surplus of the Company’s Subsidiaries.

Schedule B-6

“Consolidated Total Assets” means, at any time of determination, the total amount of assets (less properly deductible reserves), which under GAAP appear on a consolidated balance sheet of the Company and its Subsidiaries, in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, among the Company or any of its Subsidiaries, on the one hand, and one or more financial institutions, on the other hand, designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” with respect to any Note, has the meaning given in such Note.

“Delayed Delivery Fee” is defined in Section 3.2(h)(iii).

“Designated Australian Securities” is defined in Section 3.2(e).

“Designated Canadian Securities” is defined in Section 3.2(e).

“Designated Euro Securities” is defined in Section 3.2(e).

“Designated Gilt(s)” is defined in Section 3.2(e).

“Designated Treasuries” is defined in Section 3.2(e).

“Discounted Value” is defined in Section 9.6(a).

“Disposition Value” means at any time, with respect to any property, (a) in the case of property that does not constitute Equity Interests, the book value thereof, and (b) in the case of property that constitutes Equity Interests, an amount equal to that percentage of the book value of the assets of the Subsidiary that issued such Equity Interests as is equal to the percentage that the book value of all of the outstanding Equity Interests of such Subsidiary determined at the time of the disposition thereof, in good faith by the Company.

“Dollars” or “$” means lawful money of the United States of America.

Schedule B-7

“Domestic Person” means an entity organized under the laws of any state of the United States of America or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary (other than a Domestic Person that is a Subsidiary of a non-Domestic Person) of any Obligor that is a Domestic Person.

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Interests” means any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“ERISA Event” means (a) a reportable event (under Section 4043 of ERISA and the regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Euro” or “€”means the single currency of the Participating Member States of the European Union.

Schedule B-8

“Euro Equivalent” means the principal amount of Notes specified by the Company in a Request for Purchase (expressed in Dollars), converted into Euros at the rate of exchange determined by New York Life at the time the Company accepts the relevant Quotation pursuant to Section 3.2(f).

“Event of Default” is defined in Section 12.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Subsidiary” means each Subsidiary listed on Schedule 11.8, as such schedule may be updated from time to time in accordance with Section 11.8. The Excluded Subsidiaries are not required to execute a Note Guarantee with respect to the Notes, it being understood that the Company may cause any such Excluded Subsidiary to become an Additional Subsidiary Guarantor in accordance with Section 10.10.

“Existing Master Note Facility” is defined in Section 1.1.

“Facility” is defined in Section 3.2(a).

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Financing Documents” means this Agreement, the Note Guarantees, the Intercompany Subordination Agreement, the Notes and any other instruments, certificates or documents delivered in connection herewith or therewith, as the same may be amended, modified or supplemented from time to time in accordance herewith or therewith, and “Financing Document” shall mean any of the Financing Documents.

“First Restatement Date” means January 4, 2019.

“Fixed Charges” means for any period of determination, the sum of (a) Interest Charges for such period, plus (b) Lease Rentals for such period.

“Fixed Charges Coverage Ratio” means, for any date of determination, the ratio of (a) Consolidated Income Available for Fixed Charges for the four (4) consecutive fiscal quarters of the Company then most recently ended to (b) Fixed Charges for such period.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Person.

“GAAP” means either (a) generally accepted accounting principles as in effect from time to time in the United States of America, subject to the provisions of Section 23.3; or (b) at the election of the Company effective as of the end of any applicable fiscal quarter upon written notice to New York Life and the holders of the Notes, IFRS; provided that the Company may only make one such election during the term of this Agreement.

Schedule B-9

“GMT” means General Monitors Transnational, LLC, a Nevada limited liability company.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantor” means separately, and “Guarantors” means collectively, (a) General Monitors, Inc., a Nevada corporation, (b) MSA International, LLC (as successor to MSA International, Inc.), a Delaware limited liability company, (c) MSAW, (d) MSA Advanced Detection, LLC, a Pennsylvania limited liability company, (e) MSA Safety Development, LLC, a Pennsylvania limited liability company, (f) MTL, (g) MIL, (h) Globe Holding Company, LLC, a New Hampshire limited liability company, (i) Safety io, LLC, a Pennsylvania limited liability company, (j) MSA Safety Sales, (k) MSA Safety Pittsburgh and (l) each other Person (excluding, for the avoidance of doubt, MSA so long as MSA does not constitute an Additional Subsidiary Guarantor) which executes and delivers a Note Guarantee pursuant to Section 5.11, Section 10.10 or otherwise on or after the Restatement Effective Date.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)    to purchase such indebtedness or obligation or any property constituting security therefor;

(b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

Schedule B-10

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by New York Life) most closely matches the duration of such Accepted Note.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.

“Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

“Incorporated Covenant” is defined in Section 10.9(b).

“Indebtedness” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, Capital Leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade

Schedule B-11

payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

“INHAM Exemption” is defined in Section 7.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5.0% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intellectual Property” is defined in Section 6.10.

“Intercompany Sales Agreement” means the Amended and Restated Intercompany Sales and Licensing Agreement, dated as of October 1, 2020, by and among MSA, MSA Safety Pittsburgh, MTL, General Monitors, Inc. and MSA Safety Sales.

“Intercompany Subordination Agreement” means that certain Amended and Restated Intercompany Subordination Agreement, dated as of the Restatement Effective Date, among the Obligors in favor of the holders of the Notes substantially the form attached as Exhibit 11.1(d) hereto, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Charges” means, for any period of determination, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP): (a) all interest in respect of Indebtedness of the Company and its Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period; provided that Interest Charges shall not include interest on any MSACL Promissory Notes.

“Interest Payment Date” means, with respect to the Series A Notes, October 1, 2021, and each 1st day of January, April, July and October thereafter to and including July 1, 2036.

“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Obligor or any Subsidiary thereof in order to provide protection to, or minimize the impact upon, the Company, the Guarantors and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“IP License Agreement” means that certain Amended and Restated Intellectual Property License Agreement, dated as of September 7, 2018, between MSA and MTL.

Schedule B-12

“IRS” means the Internal Revenue Service.

“ISDA Master Agreement” is defined in Section 9.8.

“Issuance Fee” is defined in Section 3.2(h)(ii).

“Issuance Period” is defined in Section 3.2(b).

“Joint Venture” means a corporation, partnership, limited liability company or other entity (excluding any Subsidiary) in which any Person other than the Obligors and their respective Subsidiaries holds, directly or indirectly, an Equity Interest.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, issued guidance, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement arrangement by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

“Lease Rentals” means, for any period of determination, the sum of the minimum amount of rental and other obligations required to be paid during such period by the Company or any of its Subsidiaries as lessee under all leases of real or personal property (other than Capital Leases), excluding any amounts required to be paid by the lessee (whether or not therein designated as rental or additional rental) (a) which are on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.

“Lender Provided Commodity Hedge” means a Commodity Hedge which is provided by any Bank Lender or its Affiliate and with respect to which the Administrative Agent confirms it: (i) is documented in a standard International Swap Dealer Association Agreement and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.

“Lender Provided Interest Rate Hedge” means an Interest Rate Hedge which is provided by any Bank Lender or its Affiliate and with respect to which the Administrative Agent (as defined under the Bank Credit Agreement) confirms it: (i) is documented in a standard International Swap Dealer Association Agreement and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, hypothecation, assignment, deposit arrangement, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements) or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.

“London Banking Day” is defined in Section 23.10.

“Make-Whole Amount” is defined in Section 9.6.

Schedule B-13

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement, the Notes or the other Financing Documents, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of the Obligors taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Obligors taken as a whole to duly and punctually pay or perform any of their obligations under, and in respect of, this Agreement, the Notes or the other Financing Documents, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Purchasers or holders of the Notes, to the extent permitted, to enforce their legal remedies pursuant to this Agreement, the Notes or any other Financing Document.

“Material Indebtedness” means Indebtedness of the Obligors or their Subsidiaries in the form of (i) senior unsecured notes issued in a Rule 144A or other private placement transaction (whether incurred pursuant to one or more series or issuances of such notes) or (ii) syndicated credit facilities, in each case in a principal amount in excess of $100,000,000.00.

“Material Subsidiary” means any Subsidiary of an Obligor (i) which is not itself an Obligor, and (ii) which, as of the most recently ended fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 8.1(a) or (b) hereof (or if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 8.1(a) or (b), the most recent financial statements referred to in Section 6.6(a)), (A) contributed greater than five percent (5%) of Consolidated EBITDA for such period or (B) which contributed greater than five percent (5%) of Consolidated Total Assets determined as of the last day of such fiscal quarter.

“MIL” means MSA Innovation, LLC, a Pennsylvania limited liability company.

“Most Favored Lender Notice” means a written notice from the Company to each of the holders of the Notes delivered promptly, and in any event within ten (10) Business Days after the inclusion of any Additional Covenant in the Bank Credit Agreement, the Prudential Shelf Agreement or the documentation evidencing any other Material Indebtedness, as applicable (including by way of amendment or other modification of any existing provision thereof), pursuant to Section 10.9 by a Senior Financial Officer in reasonable detail, including reference to Section 10.9, a verbatim statement of such Additional Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

“MSA” means Mine Safety Appliances Company, LLC, a Pennsylvania limited liability company (as successor to Mine Safety Appliances Company, a Pennsylvania corporation) .

“MSA Affiliate Transaction Documents” means, collectively, the Shared Services Agreement, the Tax Sharing Agreement, the APR Manufacturing Agreement, the Intercompany Sales Agreement, the R&D Agreement, the Transition Services Agreement and the IP License Agreement, each as in effect as of the date of such MSA Affiliate Transaction Document, or as

Schedule B-14

thereafter amended, supplemented or otherwise modified so long as such amendment, supplement or modification (x) is not disadvantageous to the Purchasers as compared to the original agreement as in effect on such date and (y) is permitted by, and in accordance with, the MSA Governing Documents.

“MSA Company Group” means MSA and its Subsidiaries (without giving effect to the proviso in the definition of “Subsidiary”).

“MSA Governing Documents” means the limited liability company agreement, certificate of organization and each other organizational or constitutional document of MSA, in existence on the Restatement Effective Date or otherwise in form and substance satisfactory to the Required Holders.

“MSA Safety Pittsburgh” means MSA Safety Pittsburgh Manufacturing, LLC, a Pennsylvania limited liability company.

“MSA Safety Sales” means MSA Safety Sales, LLC, a Pennsylvania limited liability company.

“MSACL Promissory Notes” means, collectively, the MSACL-MSA Safety Promissory Notes and the MSACL-MSAW Promissory Note.

“MSACL-MSA Safety Closing Date Promissory Note” shall have the meaning specified in the definition of “MSACL-MSA Safety Promissory Notes”.

“MSACL-MSA Safety Promissory Notes” means, collectively, (i) the unsecured subordinated promissory note, dated as of September 7, 2018, in the principal amount of $42,427,951.00 (the “MSACL-MSA Safety Closing Date Promissory Note”) and (ii) the unsecured subordinated promissory note, dated as of January 1, 2019, in the principal amount of $69,312,508.35, in each case issued by MSA Safety Pittsburgh in favor of MSA, as amended and restated as of the Restatement Effective Date.

“MSACL-MSAW Promissory Note” means the unsecured subordinated promissory note, dated as of September 7, 2018, in the principal amount of $26,700,000.00, issued by MSAW in favor of MSA, as amended and restated as of the Restatement Effective Date.

“MSAW” means MSA Worldwide, LLC, a Pennsylvania limited liability company.

“MTL” means MSA Technology, LLC, a Pennsylvania limited liability company.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 7.2(a).

Schedule B-15

“Net Gain” is defined in Section 9.8.

“Net Leverage Ratio” means, as of the end of any date of determination, the ratio of (a) the difference of (i) Consolidated Funded Indebtedness of the Company and its Subsidiaries on such date minus (ii) 100% of unencumbered cash of the Company and its Subsidiaries on such date in excess of $20,000,000.00 to (b) Consolidated EBITDA (i) for the period equal to the four (4) consecutive fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the period equal to the four (4) consecutive fiscal quarters most recently ended if such date is not a fiscal quarter end.

“Net Loss” is defined in Section 9.8.

“New Swap Agreement” is defined in Section 9.6(b).

“New York Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are authorized or required to be closed.

“New York Life” is defined in the addressee line to this Agreement.

“New York Life Affiliate” means any Affiliate of New York Life.

“Newco” means Fifty Acquisition Corp., a Nevada corporation.

“Non-Swapped Note” means any Note of any Series other than a Swapped Note.

“Note Guarantee” means a guarantee agreement substantially in the form attached hereto as Exhibit 10.10, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Notes” is defined in Section 3.1.

“Obligors” means collectively the Company and the Guarantors and “Obligor” means the Company or any Guarantor.

“OFAC” is defined in Section 6.18(a).

“OFAC Listed Person” is defined in Section 6.18(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means, as the context may require, (a) a certificate of a Senior Financial Officer or of any other officer of the Company permitted under this Agreement or whose responsibilities extend to the subject matter of such certificate, or (b) a certificate of any officer of a Guarantor identified in board resolutions delivered by such Guarantor as being authorized to sign on behalf of such Guarantor.

“Original Closing Date” means June 2, 2014.

Schedule B-16

“Original Facility” is defined in Section 1.1.

“Original Master Note Facility” is defined in Section 1.1.

“Original Shelf Notes” is defined in Section 1.1.

“Original Swap Agreement” is defined in Section 9.6(b).

“Other Lender Provided Financial Services Product” means agreements or other arrangements under which any Bank Lender or Affiliate of a Bank Lender provides any of the following products or services to any of the Obligors: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.

“Overnight Investment Rate” means (a) with respect to an Accepted Note denominated in Sterling, the actual rate of interest, if any received by the Purchaser which intends to purchase such Accepted Note on the overnight deposit of Sterling designated for the purchase of such Accepted Note, (b) with respect to an Accepted Note denominated in Euros, the actual rate of interest, if any received by the Purchaser which intends to purchase such Accepted Note on the overnight deposit of Euros designated for the purchase of such Accepted Note, (c) with respect to an Accepted Note denominated in Canadian Dollars, the actual rate of interest, if any received by the Purchaser which intends to purchase such Accepted Note on the overnight deposit of Canadian Dollars designated for the purchase of such Accepted Note, and (d) with respect to an Accepted Note denominated in Australian Dollars, the actual rate of interest, if any received by the Purchaser which intends to purchase such Accepted Note on the overnight deposit of Australian Dollars designated for the purchase of such Accepted Note it being understood in each case that reasonable efforts will be made by or on behalf of the Purchaser to make any such deposit in an interest bearing account.

“Participating Member State” means each state described as a participating member state in any EMU legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisition” is defined in Section 11.5.

“Permitted Investment” means

(i)    any investment, loan or advance existing on the Restatement Effective Date and described on Schedule 11.4;

(ii)    direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(iii)    commercial paper maturing in 270 days or less rated not lower than A-2, by Standard & Poor’s or P-2 by Moody’s Investors Services, Inc. on the date of acquisition;

Schedule B-17

(iv)    investments in certificates of deposit maturing no later than 365 days from the date of acquisition and issued by a bank or trust company that has combined capital, surplus and undivided profits of over Five Hundred Million and 00/100 Dollars ($500,000,000.00);

(v)    investments in mutual funds that invest only in either (A) money market securities or (B) whose investments are limited to those types of investments described in clauses (ii)-(iv) above;

(vi)    investments made under agreements regarding the management and investment of deposit, sweep and other similar accounts with any commercial bank that satisfies the requirements of (iv) above; and

(vii)     in the case of Foreign Subsidiaries, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the investments specified in clauses (ii) through (vi) of this definition made in the ordinary course of business.

“Permitted Liens” means:

(i)    Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii)    Pledges or deposits made in the ordinary course of business to secure payment of workers’ compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii)    Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)    Liens consisting of bankers’ Liens encumbering deposit accounts (including, without limitation, rights of setoff);

(v)    Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, provided that the aggregate amount secured by appeal bonds together with the Liens referred to in clause (x)(4) below shall not at any time exceed five percent (5.0%) of Consolidated Total Assets;

(vi)    Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the actual or intended use by the Company or its Subsidiaries of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

Schedule B-18

(vii)    Liens on property leased by any Obligor or Subsidiary of an Obligor under Capital Leases and operating leases securing obligations of such Obligor or Subsidiary to the lessor under such leases;

(viii)    Any Lien existing on the Restatement Effective Date and described on Schedule 11.2, provided that the principal amount secured thereby is not hereafter increased and no additional assets become subject to such Lien;

(ix)    Purchase Money Security Interests, provided that (A) any such Lien shall extend solely to the item or items of such property (or improvements thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon), (B) the aggregate value of the assets subject to such Purchase Money Security Interest securing such Indebtedness shall not exceed an amount equal to the lesser of (x) the cost of such property (or improvement thereon) and (y) the Fair Market Value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 11.2) and (C) any such Lien shall be created contemporaneously with, or within 180 days after the acquisition or construction of such property;

(x)    The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in any case they do not, in the aggregate, materially impair the ability of any Obligor to perform its obligations under this Agreement or the Notes:

(1)    Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Obligor maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)    Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3)    Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4)    Liens resulting from final judgments or orders described in Section 12(h), provided that the aggregate amount secured by all such Liens together with the Liens referred to in clause (v) above shall not at any time exceed five percent (5.0%) of Consolidated Total Assets;

(xi)    Any interest or title of a lessor, sublessor, licensor or sublicensor under any leases (other than Capital Leases), subleases, licenses or sublicenses entered into by the Company or any Subsidiary of the Company as lessee, sublessee, licensee or sublicensee in the ordinary course of business;

Schedule B-19

(xii)    Liens existing on property or any asset at the time of acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary on or after the Restatement Effective Date prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Company or any Subsidiary (other than proceeds) and (C) such Lien shall secure only those obligations which it secured on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of fees and expenses, including premium and defeasance costs associated therewith) or result in a decreased average weighted life thereof; and

(xiii)    Liens not otherwise described by the foregoing clauses in this definition on assets of the Obligors securing obligations not exceeding Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate.

“Permitted MSA Loans” means loans made by the Company to MSA in an amount not to exceed $100,000,000 in the aggregate at any time outstanding; provided that such loans (i) are documented pursuant to a promissory note, loan agreement or other appropriate documentation as reasonably determined by an Authorized Officer of each of the Company and MSA, (ii) follow all corporate formalities, including approval by the respective boards of directors or other governing body of each of the Company and MSA, (iii) are made upon fair and reasonable arms-length terms and conditions which are fully disclosed to the holders of Notes, and (iv) are in accordance with all applicable Law; provided further that the proceeds of such loans are used exclusively by MSA to finance acquisitions and related expenses.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock”, as applied to any Person, means shares or equity interests of such Person that shall be entitled to preference or priority over any other shares or equity interests of such Person in respect of either the payment of dividends or the distribution of assets upon liquidation, or both.

“Priority Indebtedness” means, without duplication, the sum of (a) all Indebtedness of Subsidiaries (excluding (w) Indebtedness owing to the Company or another Subsidiary, (x) Indebtedness of any Subsidiary that is a Guarantor, and (y) Indebtedness represented by the

Schedule B-20

MSACL Promissory Notes); (b) all Indebtedness secured by Liens permitted by clause (xiii) of the definition of “Permitted Liens”; and (c) the greater of the mandatory redemption amount or the liquidation preference of the Preferred Stock, if any, of all Subsidiaries.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prudential Shelf Agreement” means that certain Third Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement, dated July 1, 2021, by and among the Company, the Purchasers (as defined therein), PGIM, Inc. and each other Prudential Affiliate (as defined therein) which becomes party thereto, as the same may be amended, restated, supplemented, modified, renewed, extended, replaced or refinanced from time to time to the extent permitted by the terms hereof.

“Prudential Shelf Agreement Guarantees” means, collectively, each Note Guarantee (as defined in the Prudential Shelf Agreement).

“Prudential Shelf Notes” means, collectively, (a) the Company’s 4.00% Amended and Restated Series A Senior Notes due October 13, 2021 in the original aggregate principal amount of $100,000,000 issued pursuant to the terms of the Prudential Shelf Agreement, (b) the Company’s 3.40% Series B Senior Notes due January 22, 2031 in the original aggregate principal amount of £54,945,054.94 issued pursuant to the terms of the Prudential Shelf Agreement, (c) the Company’s 2.69% Series C Senior Notes due July 1, 2036 in the original aggregate principal amount of $100,000,000 issued pursuant to the terms of the Prudential Shelf Agreement, and (d) any other notes issued pursuant to the terms of the Prudential Shelf Agreement in an aggregate principal amount of up to $335,000,000 (or its equivalent in other currencies), less the aggregate principal amount of the notes described in clauses (a) through (c) above and any other notes issued pursuant to the Prudential Shelf Agreement as may be outstanding from time to time.

“PTE” is defined in Section 7.2(a).

“Purchase Money Security Interest” means Liens upon tangible personal property securing loans to any Obligor or Subsidiary of an Obligor or deferred payments by such Obligor or Subsidiary for the purchase of such tangible personal property.

“Purchaser” is defined in the addressee line to this Agreement.

“QPAM Exemption” is defined in Section 7.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Quotation” is defined in Section 3.2(e).

“R&D Agreement” means the Research and Development Agreement, dated as of September 7, 2018, between MSA and MIL.

Schedule B-21

“Recognized Australian Government Bond Market Makers” is defined in Section 9.6(a).

“Recognized British Government Bond Market Makers” is defined in Section 9.6(a).

“Recognized Canadian Government Bond Market Makers” is defined in Section 9.6(a).

“Recognized German Bund Market Makers” is defined in Section 9.6(a).

“Reinvestment Yield” is defined in Section 9.6(a).

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Remaining Average Life” is defined in Section 9.6(a).

“Remaining Scheduled Payments” is defined in Section 9.6(a).

“Reportable Compliance Event” means that the Company or any Controlled Entity becomes a Blocked Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any U.S. Economic Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws or any predicate crime to any U.S. Economic Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any U.S. Economic Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

“Request for Purchase” is defined in Section 3.2(d).

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes (without regard to Series) at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates) and, if no Notes are outstanding, means New York Life.

“Rescheduled Closing Day” is defined in Section 4.3.

“Responsible Officer” means (a) in the case of the Company, any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement, or (ii) in the case of any Guarantor, an officer identified in a Secretary’s Certificate delivered by such Guarantor pursuant to Section 5.3(b) or otherwise.

“Restatement Closing” is defined in Section 4.1.

“Restatement Effective Date” is defined in Section 4.1.

“Sanctioned Country” means a country subject to a sanctions program maintained under any U.S. Economic Sanctions.

Schedule B-22

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” is defined in Section 3.1.

“Series A Notes” is defined in Section 1.3.

“Series A Purchaser” is defined in the addressee line to this Agreement.

“Settlement Date” is defined in Section 9.6(a).

“Shared Services Agreement” means that certain Amended and Restated Shared Services Agreement, dated as of October 1, 2020, by and among MSAW, MSA, the Company, General Monitors, Inc., MTL, MIL, Safety io, LLC, MSA Safety Pittsburgh, MSA Safety Sales, Globe Holding Company, LLC, Globe Manufacturing Company, LLC, Globe Cares, LLC, and Sierra Monitor Corporation.

“Shelf Closing” means, with respect to any Series of Notes, the closing of the sale and purchase of such Series of Notes.

“Shelf Notes” is defined in Section 3.1.

“Solvency” means with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Source” is defined in Section 7.2.

“Statements” is defined in Section 6.6(a).

“Sterling” and “£” means the lawful currency of the United Kingdom.

Schedule B-23

“Sterling Equivalent” means the principal amount of Notes specified by the Company in a Request for Purchase (expressed in Dollars), converted into Sterling at the rate of exchange determined by New York Life at the time the Company accepts the relevant Quotation pursuant to Section 3.2(e).

“Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity of which more than fifty percent (50.00%) of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries; provided that, notwithstanding the provisions of this definition or anything else in this Agreement to the contrary, MSA and each other Person in the MSA Company Group shall be deemed not to be a Subsidiary, directly or indirectly, of the Company for purposes of this Agreement. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Equity Interests” is defined in Section 6.2.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Agreement” is defined in Section 9.6(b).

“Swap Breakage Amount” is defined in Section 9.8.

“Swap Reimbursement Amount” is defined in Section 9.8.

“Swapped Note” is defined in Section 9.6(b).

“Swapped Note Called Notional Amount” is defined in Section 9.6(b).

“Swapped Note Called Principal” is defined in Section 9.6(b).

“Swapped Note Discounted Value” is defined in Section 9.6(b).

“Swapped Note Reinvestment Yield” is defined in Section 9.6(b).

“Swapped Note Remaining Average Life” is defined in Section 9.6(b).

“Swapped Note Remaining Scheduled Payments” is defined in Section 9.6(b).

“Swapped Note Settlement Date” is defined in Section 9.6(b).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor thereto) is open for the settlement of payments in Euros.

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

Schedule B-24

“Tax Sharing Agreement” means that certain Tax Sharing Agreement, dated as of September 7, 2018, among the Company, MSA and each of the subsidiaries that is or may become part of a Parent Group (as defined in that agreement).

“Transfer” means with respect to the Company or any Subsidiary of the Company, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Equity Interests in any other entity that are held by such Person.

“Transition Services Agreement” means the Transition Services Agreement, dated as of September 7, 2018, among MSA, MSA Safety Pittsburgh and MSA Safety Sales.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” is defined in Section 6.18(a).

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the Equity Interests (except directors’ qualifying shares and de minimis foreign ownership requirements) and all voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule B-25

EXHIBIT 1-A

[FORM OF SERIES A NOTE]

MSA SAFETY INCORPORATED

2.69% SERIES A SENIOR NOTE DUE JULY 1, 2036

No. RA-[ ]	[Date]

$[ ]	PPN: [ ]

FOR VALUE RECEIVED, the undersigned, MSA SAFETY INCORPORATED (herein called the “Company”), a corporation organized and existing under the laws of Pennsylvania, hereby promises to pay to [                    ], or registered assigns, the principal sum of [        ] DOLLARS ($        ) (or so much thereof as shall not have been prepaid) on July 1, 2036, with interest (computed on the basis of a 360-day year consisting of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 2.69% per annum from the date hereof, payable quarterly on each Interest Payment Date in each year, commencing with the Interest Payment Date next succeeding the date hereof until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount at a rate per annum (the “Default Rate”) from time to time equal to the greater of (i) 4.69% and (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime rate”, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in New York, New York, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of 2.69% Series A Senior Notes (herein called the “Notes”) issued pursuant to the Second Amended and Restated Master Note Facility, dated July 1, 2021 (as from time to time amended, the “Note Purchase Agreement”), between the Company, NYL Investors LLC and each New York Life Affiliate which becomes a party thereto and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representation set forth in Section 7.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit 1-A-1

EXHIBIT 1-A

The Company agrees to make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount and Swap Reimbursement Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

MSA SAFETY INCORPORATED

By:
Name:
Title:

Exhibit 1-A-2

EXHIBIT 1-B

[FORM OF SHELF NOTE]

MSA SAFETY INCORPORATED

[    ]% SERIES      SENIOR NOTE DUE [            ,         ]

No. [                    ]    [Date]

PPN[                    ]

ORIGINAL PRINCIPAL AMOUNT:

ORIGINAL ISSUE DATE:

INTEREST RATE:

FINAL MATURITY DATE:

PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

For Value Received, the undersigned, MSA SAFETY INCORPORATED (herein called the “Company”), a corporation organized and existing under the laws of the State of Pennsylvania, hereby promises to pay to [                    ], or registered assigns, the principal sum of [        ] [Dollars]/[Euros]/[Sterling]/[Canadian Dollars]/[Australian Dollars] [on the Final Maturity Date specified above (or so much thereof as shall not have been prepaid),][, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of [FOR DOLLAR OR EURO DENOMINATED NOTES - a 360-day year of twelve 30-day months] [FOR STERLING, CANADIAN DOLLAR OR AUSTRALIAN DOLLAR DENOMINATED NOTES - a 365 day year]) (a) on the unpaid balance hereof at the Interest Rate per annum specified above, payable [quarterly] [semi-annually], on the [        ] day of [[            ], [                    ],] [                    ] and [                    ] in each year, commencing with the [[                    ], [                    ],] [                    ] or [                    ] next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount and Swap Reimbursement Amount, at a rate per annum (the “Default Rate”) from time to time equal to the greater of (i) 2% over the Interest Rate specified above or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime rate”, payable [quarterly] [semi-annually] as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount and Swap Reimbursement Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Second Amended and Restated Master Note Facility dated July 1, 2021 (as from time to time amended, the “Note Purchase Agreement”), between the Company, NYL Investors LLC and each New York Life Affiliate which becomes a party thereto and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the

Exhibit 1-B-1

confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representation set forth in Section 7.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

[The Company will make required prepayments of principal on the dates and in the amounts specified above and in the Note Purchase Agreement.] [This Note is [also] subject to [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.] [This Note is not subject to prepayment.]

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount and Swap Reimbursement Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

MSA SAFETY INCORPORATED

By
Name:
Title:

Exhibit 1-B-2